UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material under §240.14a-12

KIMCO REALTY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
[X]	No fee required
[ ]	Fee paid previously with preliminary materials
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

WHOLE FOODS
MARKET
THE DRISCOLL
AT RIVER OAKS

First in Last Mile Retail™

2022 Proxy Statement

kimcorealty.com

KIMCO REALTY

TRADER JOE'S
publix

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We cordially invite you to attend the 2022 annual stockholders’ meeting of Kimco Realty Corporation, a Maryland corporation (the “Company”).

date:	April 26, 2022
time:	10:00 a.m. (Eastern Time)
place:	Online only at:
www.virtualshareholdermeeting.com/KIM2022
record date:	The close of business on March 1, 2022

At the 2022 annual meeting, stockholders as of the close of business on the record date will be asked to consider and vote upon the following matters, as more fully described in the Proxy Statement:

1	2	3	4
Election of eight directors to serve for a term ending at the 2023 annual meeting of stockholders and until their successors are duly elected and qualify	Advisory resolution to approve the Company’s executive compensation (“Say-on-Pay”) as described in the Proxy Statement	Ratification of the appointment of Pricewaterhouse Coopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022	Such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof

All stockholders are cordially invited to attend the 2022 annual meeting, which will be conducted via a live webcast. The Company is excited to again embrace the environmentally-friendly virtual meeting format, which it believes will enable increased stockholder attendance and participation. During this virtual meeting, you may ask questions, and you will be able to vote your shares electronically. You may also submit questions in advance of the 2022 annual meeting by visiting www.virtualshareholdermeeting.com/KIM2022. The Company will respond to as many inquiries at the 2022 annual meeting as time allows.

If you plan to attend the 2022 annual meeting online, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompany your proxy materials. The 2022 annual meeting will begin promptly at 10:00 a.m. (Eastern Time). Online check-in will begin at 9:30 a.m. (Eastern Time), and you should allow ample time for the online check-in procedures.

YOUR VOTE IS IMPORTANT TO US. Whether or not you plan to attend the 2022 annual meeting, please authorize a proxy to vote your shares as soon as possible to ensure that your shares will be represented at the 2022 annual meeting.

By Order of the Board of Directors,

Bruce M. Rubenstein
Executive Vice President, General Counsel and Secretary
March 16, 2022

Important Notice Regarding Internet Availability of Proxy Materials

We are pleased to take advantage of the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials, lower the costs, and reduce the environmental impact of our 2022 annual meeting. We will send a full set of proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about March 16, 2022 and provide access to our proxy materials over the Internet, beginning on March 16, 2022, for the holders of record and beneficial owners of our Common Stock as of the close of business on the record date. The Notice of Internet Availability instructs you on how to access and review the Proxy Statement and our annual report. The Notice of Internet Availability also instructs you on how you may authorize a proxy to vote your shares over the Internet.

500 North Broadway, Suite 201 Jericho, NY 11753-2128

2022 PROXY STATEMENT AT A GLANCE

The following executive summary is intended to provide a broad overview of the items that you will find elsewhere in this Proxy Statement. As this is only a summary, we encourage you to read the entire Proxy Statement for more information about these topics prior to voting.

Annual Meeting of Stockholders:		PROPOSAL	BOARD’S VOTING RECOMMENDATION	PAGE REFERENCES (for more detail)
date:	April 26, 2022	Election of Directors	FOR EACH NOMINEE	18
time:	10:00 a.m. (Eastern time)	Advisory Resolution to Approve Executive Compensation	FOR	54
place:	Online only at: www.virtualshareholdermeeting.com/KIM2022
record date:	The close of business on March 1, 2022	Ratification of Independent Accountants	FOR	56

PARTICIPATE IN THE ANNUAL MEETING

Due to the potential travel and community gathering impacts of COVID-19, the Company will again be utilizing an online format for the 2022 annual meeting. You can access the virtual annual meeting at www.virtualshareholdermeeting.com/KIM2022. By hosting the 2022 annual meeting online, the Company is able to communicate more effectively with its stockholders, enable increased attendance and participation from locations around the world, reduce costs and increase overall safety for both the Company and its stockholders. This approach also aligns with the Company’s broader sustainability goals. The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting.

If you plan to attend the 2022 annual meeting online, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompany your proxy materials. The 2022 annual meeting will begin promptly at 10:00 a.m. (Eastern Time). Online check-in will begin at 9:30 a.m. (Eastern Time), and you should allow ample time for the online check-in procedures.

4	Kimco Realty Corporation 2022 PROXY STATEMENT

DIRECTOR NOMINEES (PROPOSAL 1)

We are requesting that the stockholders elect the nominees for director (listed below) to serve until the 2023 annual meeting of stockholders and until their successors are duly elected and qualify. The Board of Directors recommends a vote FOR each nominee.

					Committee			Experience
	AGE	DIRECTOR SINCE	INDEPENDENT	AUDIT	EXECUTIVE COMPENSATION	NOMINATING AND CORPORATE GOVERNANCE	BUSINESS LEADERSHIP	REIT/ REAL ESTATE	PUBLIC COMPANY EXECUTIVE	INVESTMENT/ FINANCIAL	ENVIRONMENTAL, SOCIAL & GOVERNANCE	LEGAL	RISK OVERSIGHT	CYBER SECURITY
Milton Cooper	93	1991
Philip E. Coviello	78	2008
Conor C. Flynn	41	2016
Frank Lourenso	81	1991
Henry Moniz	57	2021
Mary Hogan Preusse	53	2017
Valerie Richardson	63	2018
Richard B. Saltzman	65	2003

  Member      Chair

Attendance: During 2021, each current director attended 100% of the aggregate of the total meetings of the Board and of the committees of the Board on which such director served.

Kimco Realty Corporation 2022 PROXY STATEMENT	5

BOARD COMPOSITION

The following charts show the composition of the eight director nominees by age, tenure, gender and racial or ethnic diversity. More information about our process for evaluating the composition of the Board and the role of diversity in recommending candidates for a director position can be found on page 27.

* The four Board members identified as diverse do not overlap in either gender diversity or race / ethnicity diversity.

6	Kimco Realty Corporation 2022 PROXY STATEMENT

CORPORATE GOVERNANCE HIGHLIGHTS

INDEPENDENCE

We have an Executive Compensation Committee that is 100% independent. The Executive Compensation Committee engages its own compensation consultant and affirms each year that the consultant has no conflicts of interest and is independent.

NO HEDGING OR PLEDGING TRANSACTIONS

We have a policy prohibiting all directors and named executive officers (“NEOs”) from engaging in any hedging transactions with respect to equity securities of the Company held by them, which includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, and collars) designed to hedge or offset any decrease in the market value of our equity securities. We also have a policy that prohibits directors and NEOs from using shares of our common stock, par value $0.01 per share (“Common Stock”), in any pledging transactions.

COMPENSATION CLAWBACK POLICY

We may seek repayment of cash and equity incentive compensation paid to NEOs in the event of a material misstatement of the Company’s financial results where an NEO engaged in actual fraud or willful unlawful misconduct that materially contributed to the need to restate the Company’s financial results.

STOCK OWNERSHIP GUIDELINES

We have stock ownership guidelines for our directors and NEOs and a stock retention requirement for directors and NEOs who have not achieved the applicable stock ownership level. As of December 31, 2021, each of the directors and NEOs (other than Mr. Moniz) satisfied his or her individual stock ownership requirement. Mr. Moniz became a director of the Company on January 12, 2021 and has until January 12, 2026 to meet the required ownership levels under the current stock ownership guidelines. See page 24 for a detailed discussion of our stock ownership guidelines.

EXECUTIVE SEVERANCE PLAN

We maintain an executive severance plan with a “double trigger” change in control arrangement that covers certain of our NEOs. The executive severance plan does not provide for any gross-up payments for taxes.

STOCKHOLDER ENGAGEMENT

The Board of Directors believes that accountability to stockholders is a mark of good corporate governance and is critical to the Company’s success. The Company regularly communicates with its stockholders throughout the year to better understand their views on a range of topics and to provide perspective on the Company’s environmental, social and governance (“ESG”) policies and practices.

During 2021, the Company met with approximately 48% of its top 50 stockholders (representing approximately 31% of the outstanding shares of our Common Stock). Topics discussed included, but were not limited to, our organizational strategy, financial and operating performance, board composition and structure, executive compensation program and emissions reduction, climate change, and diversity, equity and inclusion (“DE&I”) initiatives. We solicited feedback from stockholders on these subjects and shared this dialogue with our Board of Directors.

Kimco Realty Corporation 2022 PROXY STATEMENT	7

BEST PRACTICE CORPORATE GOVERNANCE FEATURES

WHAT WE DO
DO maintain majority voting for the election of directors in uncontested elections
DO provide for annual election of all directors
DO align pay and performance with a significant majority of total compensation linked to the achievement of a balanced mix of Company and individual performance criteria tied to operational and strategic objectives established at the beginning of the performance period by the Executive Compensation Committee
DO deliver a substantial portion of the value of equity awards in performance shares—if our total stockholder return for a performance period is less than the minimum threshold level, no shares are earned or issued with respect to the performance period
DO maintain rigorous stock ownership guidelines for directors and NEOs
DO maintain a clawback policy
DO conduct annual assessments of compensation at risk
DO provide stockholders the right to amend the Bylaws
DO have an Executive Compensation Committee comprised solely of independent directors
DO retain an independent compensation consultant that reports directly to the Executive Compensation Committee and performs no other services for the Company
DO provide caps within annual and long-term incentive plan awards
DO provide continuing education for our Board
DO have an annual offsite strategic review by the Board with management
DO have an Environmental, Social and Governance (“ESG”) Steering Committee comprised of employee representatives throughout the Company to plan and coordinate the execution of the Company’s ESG program
DO have Nominating and Corporate Governance Committee that reviews and monitors the development and implementation of goals established for the ESG program
DO require any search firm to include in its initial list of board candidates, qualified candidates who reflect diverse backgrounds, including, but not limited to, diversity of race, ethnicity, national origin, gender, and sexual orientation

WHAT WE DON’T DO
NO compensation or incentives that encourage risk-taking reasonably likely to have a material adverse effect on the Company
NO tax gross-ups for any executive officers
NO “single-trigger” change in control cash or equity payments
NO re-pricing or buyouts of underwater stock options
NO hedging or pledging transactions involving our securities
NO guarantees of cash incentive compensation or of equity grants
NO employment contracts with executive officers
NO supermajority voting requirements
NO stockholder rights plan (i.e., no “poison pill”)
8	Kimco Realty Corporation 2022 PROXY STATEMENT

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION (PROPOSAL 2)

We are requesting that the stockholders approve, on a non-binding, advisory basis, the compensation of the NEOs as described in this Proxy Statement. The Board of Directors recommends a vote FOR Proposal 2 as it believes that the 2021 compensation decisions are consistent with key objectives of Kimco Realty’s executive compensation program: to promote long-term performance through emphasis on the individual performances and achievements of our executive officers, commensurate with our business results, and to successfully execute our strategy to be the premier owner and operator of open-air, grocery-anchored shopping centers and mixed-use assets in the U.S. This proposal was supported by over 98% of the votes cast (which excludes abstentions and broker non-votes) in 2021. Please see the Compensation Discussion and Analysis, Summary Compensation Table for 2021 and other compensation tables and disclosures beginning on page 32 of this Proxy Statement for a full discussion of our executive compensation.

2021 PERFORMANCE HIGHLIGHTS

$818.6M	$706.8M	+149
NET INCOME AVAILABLE TO THE COMPANY’S COMMON SHAREHOLDERS	FUNDS FROM OPERATIONS AVAILABLE TO THE COMPANY’S COMMON SHAREHOLDERS (“FFO”)*	PROPERTIES ADDED THROUGH THE STRATEGIC MERGER WITH WEINGARTEN REALTY INVESTORS

8.7M SF	$2.3B	$1.2B
TOTAL PRO-RATA LEASING SQUARE FOOTAGE VOLUME	TOTAL IMMEDIATE LIQUIDITY, INCLUDING FULL $2.0B AVAILABLE ON UNSECURED REVOLVING CREDIT FACILITY	REMAINING OWNERSHIP INTEREST IN ALBERTSONS (NYSE: ACI)**

*  See Annex A starting on page 58 for the definition of FFO and a non-GAAP reconciliation of net income to FFO.

**  Ownership interest in Albertsons Companies Inc. (“Albertsons”) (NYSE: ACI), based upon closing price of ACI stock on December 31, 2021 at $30.19 per share.

Kimco Realty Corporation 2022 PROXY STATEMENT	9

2021 fiscal year highlights:

2021 HIGHLIGHTS:

●   In August, completed the strategic merger with Weingarten Realty Investors (“the Merger”) further expanding Kimco Realty’s grocery-anchored portfolio and its presence in fast growing Sun Belt markets with the addition of 149 properties totaling 23.5 million square feet of gross leasable area (“GLA”).

●   Achieved total pro-rata occupancy of 94.4% as of December 31, 2021, representing a 50 basis-point increase year-over-year.

●   Ended the year with pro-rata anchor occupancy at 97.1%, up 40 basis points year-over-year and small shop occupancy at 87.7%, an increase of 160 basis points year-over-year.

●   Executed 1,540 leases totaling over 8.7 million square feet of GLA in the Company’s consolidated and joint venture operating portfolios during 2021. Achieved pro-rata rental rate leasing spreads of 6.5% with rental rates for new leases up 8.7% and renewals/options up 5.9%.

●   As of December 31, 2021, 80% of the Company’s pro-rata annualized base rent (“ABR”) came from grocery-anchored shopping centers, with a goal of reaching 85% of ABR by 2025.

2021 HIGHLIGHTS:

●   Produced net income available to the Company’s common shareholders of $818.6 million, or $1.60 per diluted share, for the year ended December 31, 2021 compared to $975.4 million, or $2.25 per diluted share, for the year ended December 31, 2020.

●   Achieved FFO of $1.38 per diluted share for the year ended December 31, 2021, compared to $1.17 per diluted share for the year ended December 31, 2020.

●   Recognized 8.8% growth in same property Net Operating Income (“NOI”)* for the year ended December 31, 2021, due to the strong recovery in tenant health resulting in improved credit loss.

●   $2.3 billion in immediate liquidity, including full $2.0 billion available on the Company’s unsecured revolving credit facility.

●   In the fourth quarter, achieved Look-Through Net Debt to EBITDA* which includes the pro-rata portion of joint venture debt and perpetual preferred stock outstanding of 6.6x, the lowest level reported since the Company began disclosing this metric.

●   Issued $500 million of 2.250% notes due 2031, which represents the lowest coupon for ten-year unsecured notes issued by the Company in its history.

●   Exceeded the upper end of the annualized cost synergy ranges of $35 million to $38 million on a GAAP basis and $31 million to $34 million on a cash basis in connection with the Merger.

2021 HIGHLIGHTS:

●   Raised our 2025 target for multi-family unit entitlements from 10,000 to 12,000 units. As of December 31, 2021, the Company has approximately 6,000 entitlements for apartment units, 900 for hotel keys and 909,000 square feet for office space.

●   Completed 12 redevelopment projects during 2021. All 12 projects totaled $44.8 million with a blended return of 12%.

●   Committed $176.2 million through our structured investment program.

●   Acquired the remaining interest in nine grocery-anchored properties from the Company’s existing joint venture partners and formed a new joint venture partnership with Blackstone (“BREIT”) under which both Kimco Realty and BREIT will own 50% of a portfolio of six Publix-anchored Sun Belt shopping centers.

●   Ended the year with the Company’s investment in Albertsons Companies Inc. (NYSE: ACI) common stock valued at over $1.2 billion.

*	See Annex A starting on page 58 for the respective definitions and non-GAAP reconciliations.
10	Kimco Realty Corporation 2022 PROXY STATEMENT

2021 COMPENSATION AWARDED

The table below summarizes the total compensation awarded to each NEO (see pages 32 through 51 of this Proxy Statement for further detail) with respect to 2021.

NAME	SALARY ($)	STOCK AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Milton Cooper	750,000	1,836,355	1,600,000	3,702	4,190,057
Conor C. Flynn	1,000,000	5,963,854	3,500,000	24,284	10,488,138
Ross Cooper	700,000	1,848,807	1,350,000	27,337	3,926,144
Glenn G. Cohen	675,000	1,848,807	1,300,000	24,094	3,847,901
David Jamieson	675,000	1,848,807	1,300,000	13,417	3,837,224

SIGNIFICANT PORTION OF PAY IS PERFORMANCE-BASED & AT RISK*

Consistent with our executive compensation program, the significant majority of the total compensation awarded with respect to 2021 for our CEO, Mr. Flynn, and all other NEOs was performance-based, commensurate with business results, and “at risk” unless such business results were achieved, as illustrated below. See page 37 for a discussion of the components of our executive compensation program.

* Amounts are based on the Summary Compensation Table for 2021 on page 43, excluding the portion of Mr. Milton Cooper’s 2020 bonus that was awarded in 2021 in the form of a stock award.

Kimco Realty Corporation 2022 PROXY STATEMENT	11

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PROGRAM

The Company is focused on building a thriving and viable business, one that succeeds by delivering long-term value for our stockholders. The Company’s ESG program is aligned with its core business strategy of creating destinations for everyday living that inspire a sense of community and deliver value to our many stakeholders.

The Nominating and Corporate Governance Committee is responsible for reviewing and monitoring (i) the development and implementation of goals established for the ESG program, (ii) the development of metrics to gauge progress toward the achievement of those goals, and (iii) the Company’s progress against those goals. David Jamieson, the Company’s Executive Vice President and Chief Operating Officer, is responsible for overseeing the implementation of program initiatives on a daily basis, and Conor Flynn, the Company’s CEO, receives regular updates on program progress and oversees the implementation of all enterprise initiatives in this area. The individual component of each of Mr. Jamieson’s and Mr. Flynn’s 2021 annual bonus includes an assessment of his individual contributions towards the ESG program. In 2021, the Company hired a Senior Director of ESG who is fully dedicated to leading and driving ESG strategies, programs, and initiatives across the organization. Additionally, the Company has an established ESG Steering Committee, a cross-functional and diverse committee comprised of employee representatives throughout the Company, that plans and coordinates the execution of the ESG program. The ESG Steering Committee meets monthly and is responsible for regularly reviewing and recommending strategic priorities and goals to management and reporting to the Board of Directors on a quarterly basis.

12	Kimco Realty Corporation 2022 PROXY STATEMENT

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PROGRAM

The Company has established the following five pillars of its ESG program, which outline the strategic priorities in this space. This framework was enhanced in February of 2021 with 16 newly defined, comprehensive ESG goals. These goals expand upon our commitment with clear targets in each pillar:

ESG PILLARS	COMPREHENSIVE ESG GOALS

Communicate Openly with Our Stakeholders: Maintain regular engagement with key stakeholder audiences, reporting accurate information on issues of relevance to those audiences.	● Regularly engage with key stakeholders and annually report relevant ESG Information in alignment with leading disclosure standards

Embrace the Future of Retail: Foster a sense of place at our shopping centers, creating people-centered properties that are more convenient and accessible.

●   Construct or entitle at least 12,000 residential units by 2025, as part of our effort to create quality mixed-use live-work-play environments

●   Establish Curbside Pickup infrastructure at 100% of all qualified locations by 2025

●   Establish dedicated space for the activation of outside common areas at 20% of properties by 2030

●   Establish low-carbon transportation infrastructure at 25% of properties by 2025

Engage Our Tenants and Communities: Help our tenants succeed and be a positive presence in the communities where we operate and live.

●   Maintain an average tenant satisfaction rate of at least 80%

●   Give $1.0 million annually in cash and in-kind contributions to support small businesses and charitable causes in the communities in which we operate

Lead in Operations and Resiliency: Maximize efficiency of operations and protect our assets from disruption by climate, security and other disruptions.

●   Invest $500.0 million in eligible Green Bond projects by 2030

●   Reduce Scope 1 and 2 GHG emissions by 30% from 2018 to 2030 and achieve net zero by 2050. Partner with tenants to quantify and reduce emissions, establishing a Scope 3 goal by 2025

●   Improve common area water efficiency at properties by 20% by 2025

●   Achieve 50% waste diversion rate for waste-to-landfill in our corporate offices by 2025

●   Establish a comprehensive Vendor Business Practices Policy and expand supply chain reporting

Foster an Engaged, Inclusive and Ethical Team: Cultivate high levels of employee satisfaction and improve all levels of the organization.

●   Maintain an average employee satisfaction rate of at least 90%

●   Increase the proportion of diverse employees in management to 60% by 2030, by developing programs to recruit, develop and retain diverse talent and promoting a culture of inclusion

●   Provide 100% of employees with individual development opportunities and maintain a voluntary turnover rate below 10% annually

●   Achieve 75% participation in employee well -being programs annually

Kimco Realty Corporation 2022 PROXY STATEMENT	13

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PROGRAM

2021 ESG HIGHLIGHTS

●	Recognized by the Global Real Estate Sustainability Benchmark, earning the distinguished Green Star designation for the eighth consecutive year and placing first in our peer group (US Retail – Strip Malls).
●	Included in the Dow Jones Sustainability North America Index for the seventh consecutive year.
●	Included in the Russel “FTSE4Good” Index Series.
●	Set 16 comprehensive, newly defined ESG goals, including a Science Based Target for Scope 1 and 2 GHG reduction (certified by SBTi), and a target to increase diversity in management.
●	Awarded the “Great Place to Work” certification four years consecutively, honoring the culture the Company provides to employees on a daily basis.
●	Hired the Senior Director of ESG, a fully dedicated resource focused on driving ESG strategy, programs, and initiatives.
●	Published a comprehensive, stand-alone ESG presentation on our website focused on engaging our investors and other stakeholders.
●	Launched two sub-committees to the ESG Steering Committee; the Communications Sub-committee is focused on cross-audience communications, and the ESG Capital Improvements Sub-committee is focused on capital improvement planning to help the Company achieve Science-Based Targets and efficiency goals.
●	Launched four KIMunity Councils in addition to the Company’s existing Diversity, Equity, and Inclusion Council, focused on achieving the Company’s ESG goals surrounding Sustainability, Giving, Wellness, and Tenant Engagement.
●	Regularly engaged with leadership team and Board of Directors on ESG topics, programs, and progress.
●	Conducted regular interactive trainings, so employees have clarity with respect to our values and culture.
●	Acquired feedback from our associates through third-party, anonymous survey tools to learn how we can be even better, and several of our programs today are a result of the valuable input received.

ESG Disclosure Roadmap
The Company is committed to having best-in-class ESG disclosure and has aligned its annual reporting with standards from the Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB) (now known as the Value Reporting Foundation) and Task Force on Climate-related Financial Disclosures (TCFD). The Company also discloses information on its EEO-1 Report that can be found on the Company’s website. ESG information of relevance to stakeholders including program governance, goals and performance can be found in three primary locations:
Annual Report/10-K Summarizes ESG program priorities and material risk disclosures.	Proxy Statement Summarizes corporate governance practices, including how the Board and management are engaged in ESG program strategy, governance and accountability.	Responsibility Report Based on the Global Reporting Initiative (GRI) standard, summarizes environmental and social performance.

(1)	The information contained in our Corporate Responsibility Report does not constitute part of this Proxy Statement.
14	Kimco Realty Corporation 2022 PROXY STATEMENT

RATIFICATION OF INDEPENDENT ACCOUNTANTS (PROPOSAL 3)

We are requesting that the stockholders ratify the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2022. The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

TYPE OF FEES	2021	2020
Audit Fees(1)	$3,091,723	$1,952,450
Audit-Related Fees(2)	$65,000	$152,550
Tax Fees	-	-
All Other Fees(3)	$900	$2,700
Total	$3,157,623	$2,107,700

(1) Audit fees include all fees for services in connection with (i) the annual integrated audit of the Company’s fiscal 2021 and 2020 financial statements and internal control over financial reporting included in its annual reports on Form 10-K, (ii) the review of the financial statements included in the Company’s quarterly reports on Form 10-Q, (iii) as applicable, the consents and other required letters issued in connection with debt and equity offerings and the filing of the Company’s shelf registration statement, current reports on Form 8-K and proxy statements during 2021 and 2020, (iv) the Merger, (v) ongoing consultations regarding accounting for new transactions and pronouncements and (vi) out of pocket expenses.

(2) Audit-related fees for the year 2021 consisted of fees billed for audit and testing procedures relating to the green bond attestation report. Audit-related fees for the year 2020 consisted of fees billed for audit and testing procedures relating to the implementation of the Company’s new operating and accounting software system during 2020.

(3) All other fees consisted of fees billed for other products and services. The fees relate to a publication subscription service and software licensing for accounting and professional standards.

Kimco Realty Corporation 2022 PROXY STATEMENT	15

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS to be held on April 26, 2022

We are providing you with this Proxy Statement in connection with the solicitation of proxies to be exercised at the 2022 Annual Meeting of Stockholders (the “Meeting”) of Kimco Realty Corporation, a Maryland corporation. Due to the potential travel and community gathering impacts of COVID-19, the Company is again utilizing an online format for the 2022 annual meeting. You can access the virtual annual meeting at the meeting time at www.virtualshareholdermeeting.com/KIM2022. By hosting the Meeting online, the Company is able to communicate more effectively with its stockholders, enable increased attendance and participation from locations around the world, reduce costs and increase overall safety for both the Company and its stockholders. This approach also aligns with the Company’s broader sustainability goals. The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting. If you plan to attend the Meeting online, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompany your proxy materials. The 2022 annual meeting will begin promptly at 10:00 a.m. (Eastern Time). Online check-in will begin at 9:30 a.m. (Eastern Time), and you should allow ample time for the online check-in procedures. This Proxy Statement contains important information regarding the Meeting, the proposals which you are being asked to consider and vote upon, information you may find useful in determining how to vote, and information about voting procedures. As used in this Proxy Statement, “we,” “us,” “our,” “Kimco Realty” or the “Company” refers to Kimco Realty Corporation.

This solicitation is made by the Company on behalf of the Board of Directors of the Company (the “Board of Directors” or the “Board”). Costs of this solicitation will be borne by the Company. Directors, officers, employees and agents of the Company and its affiliates may also solicit proxies by telephone, fax, e-mail, or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders. The Company will pay fees of approximately $12,500 to Alliance Advisors, L.L.C. for soliciting proxies on behalf of the Company.

Holders of our Common Stock at the close of business on March 1, 2022, the record date, may (virtually) attend and vote at the Meeting. We refer to the holders of our Common Stock as “stockholders” throughout this Proxy Statement. Each stockholder is entitled to one vote for each share of Common Stock held as of the close of business on the record date. At the close of business on the record date there were 617,914,897 shares of Common Stock issued and outstanding. The presence at the Meeting, in person (virtually) or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock entitled to be voted at the Meeting will constitute a quorum for the transaction of business at the Meeting.

VOTING INSTRUCTIONS

If you received your proxy materials by mail, you should have received a proxy card enclosed with the Proxy Statement. Stockholders can vote in person (virtually) at the Meeting or by authorizing a proxy. There are three ways to authorize a proxy to vote your shares:

BY TELEPHONE - Stockholders located in the United States that received proxy materials by mail can authorize a proxy by telephone by calling 1-800-690-6903 and following the instructions on the enclosed proxy card;

BY INTERNET - Stockholders can authorize a proxy over the Internet at www.proxyvote.com by following the instructions on the enclosed proxy card or Notice of Internet Availability (as defined on the next page); or

BY MAIL - Stockholders that received proxy materials by mail can authorize a proxy by mail by signing, dating, and mailing the enclosed proxy card.

Telephone and Internet authorization methods for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on April 25, 2022.

If your shares are held in the name of a bank, broker, or other holder of record (in “street name”), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet proxy authorization also will be offered to stockholders owning shares through certain banks and brokers.

16	Kimco Realty Corporation 2022 PROXY STATEMENT

If you authorize a proxy to vote your shares, the individuals named on the proxy card or authorized by you by telephone or Internet (your “proxies”) will vote your shares in the manner you indicate. If you sign and return the proxy card or authorize your proxies by telephone or Internet without indicating your instructions, your shares will be voted as follows:

FOR the election of all nominees for director (see Proposal 1); FOR the resolution to approve, on a non-binding, advisory basis, the Company’s executive compensation (see Proposal 2); FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022 (see Proposal 3); and in the discretion of the proxy holder on any other matter that may properly come before the Meeting.

To be voted, proxies must be filed with the Secretary of the Company prior to the Meeting. Proxies may be revoked at any time before exercise at the Meeting (i) by filing a notice of such revocation with the Secretary of the Company, (ii) by filing a later- dated proxy with the Secretary of the Company or (iii) by voting in person (virtually) at the Meeting. Virtual attendance at the Meeting will not automatically revoke a previously authorized proxy, unless you vote again.

If you own shares through a broker or other nominee in street name, you may instruct your broker or other nominee as to how to vote your shares. A “broker non-vote” occurs when you fail to provide a broker or other nominee with voting instructions and a broker or other nominee does not have the discretionary authority to vote your shares on a particular matter because the matter is not a routine matter under the New York Stock Exchange (“NYSE”) rules. Broker non-votes and abstentions will be counted for purposes of calculating whether a quorum is present at the Meeting. The vote required for each proposal is listed below:

	PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
PROPOSAL 1	Election of eight directors	Majority of the votes cast with respect to a nominee	No
PROPOSAL 2	Resolution to approve, on a non-binding, advisory basis, the Company’s executive compensation	Majority of the votes cast on the proposal	No
PROPOSAL 3	Ratification of the appointment of the Company’s auditor for the year ending December 31, 2022	Majority of the votes cast on the proposal	Yes

With respect to Proposal 1, you may vote FOR, AGAINST or ABSTAIN for each nominee. The nominees receiving a majority of the votes cast will be elected as directors (i.e., the number of votes cast for a nominee must exceed the number of votes against that nominee). Abstentions and broker non-votes are not votes cast and will have no effect on the result of the vote for Proposal 1.

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes, if any, are not votes cast and will have no effect on the result of the vote for Proposals 2 and 3.

The U.S. Securities and Exchange Commission’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) or single set of proxy materials to one address shared by two or more of our stockholders. We have delivered only one Notice of Internet Availability, Proxy Statement, or annual report, as applicable, to multiple stockholders who share an address, unless we received contrary instructions from any of the impacted stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Notice of Internet Availability, Proxy Statement, or annual report, as applicable, to any stockholder at a shared address to which a single copy of those documents was delivered. In the future, if you prefer to receive separate copies of the Notice of Internet Availability, Proxy Statement or annual report, as applicable, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, NY 11717, Attention: Householding Department. If you are currently a stockholder sharing an address with another stockholder and are receiving more than one Notice of Internet Availability, Proxy Statement or annual report, as applicable, and wish to receive only one copy of future Notices of Internet Availability, proxy statements or annual reports, as applicable, for your household, please contact Broadridge at the above phone number or address.

Kimco Realty Corporation 2022 PROXY STATEMENT	17

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Bylaws (the “Bylaws”), provide that all directors be elected at each annual meeting of stockholders. Our Board of Directors is currently comprised of eight directors, all of whom are standing for election at the Meeting. If authorized, and unless otherwise noted by the authorizing stockholder, the persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of each of the eight nominees for director designated below, with each to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. It is expected that each of these recommended nominees will be able to serve, but if any such nominee is unable to serve, the proxies may vote for another person recommended by the Nominating and Corporate Governance Committee and nominated by the Board of Directors or the Board of Directors may reduce the number of directors to be elected at the Meeting.

INFORMATION REGARDING NOMINEES

The members of our Board of Directors provide a broad combination of experience and backgrounds that enable the Board to lead and advise the Company on its most crucial matters. Each of our directors has a distinguished record of leadership positions and decades of experience exercising responsible, prudent judgment in highly competitive businesses. We believe that each of our Board members offers comprehensive, strategic insights into the Company’s competitive position based on their individual backgrounds, which enables them to provide input on central issues of strategy and to oversee its execution by management. This includes directors with longstanding institutional experience with the Company and in the REIT and retail industries as well as directors who have joined our Board more recently and who bring new perspectives. The members of our Board individually have a proven record of collaboration in successfully implementing business practices, and the Board collectively represents a diversity of intellectual and experiential backgrounds, with complementary skills and professional training.

MILTON COOPER Co-Founder, Executive Chairman Age: 93 Director Since: 1991

Milton Cooper is the Executive Chairman of the Board of Directors of the Company. Mr. Cooper is also a voting member of the Company’s Investment Committee, which approves all new investments, development projects and property dispositions. Mr. Cooper served as the Chairman of the Board of Directors and CEO of the Company from November 1991 to December 2009. In addition, Mr. Cooper was Director and President of the Company for more than five years prior to November 1991. In 1960, Mr. Cooper, along with a partner, founded the Company’s predecessor. Mr. Cooper led the Company through its initial public offering and growth over the past five decades. In addition, Mr. Cooper received a National Association of Real Estate Investment Trusts (“Nareit”) Industry Leadership Award for his significant and lasting contributions to the REIT industry. Mr. Cooper is also a Director at Getty Realty Corporation. Mr. Cooper holds degrees from City College in New York and Brooklyn Law School.

Key experience and qualifications to serve on the Board of Directors include:

●	Mr. Cooper co-founded the Company and helps maintain the Company’s continuing commitment to its core values of integrity, creativity, and stability. Mr. Cooper’s service on the Board of Directors allows the Company to preserve its distinctive culture and history.
●	Mr. Cooper’s reputation within the Nareit community and among the Company’s business partners contributes significantly to the Company’s continued leadership in the REIT industry.
●	Mr. Cooper’s ability to communicate, encourage and foster diverse discussions of the Company’s business, together with his five decades of executive leadership experience, make Mr. Cooper a highly effective Executive Chairman of the Board of Directors.
18	Kimco Realty Corporation 2022 PROXY STATEMENT

PHILIP E. COVIELLO Director (Non-Management), Chair of Audit Committee Age: 78 Director Since: 2008

Philip E. Coviello has been a Director of the Company since May 2008. Mr. Coviello serves as the Chair of the Audit Committee and as a member of the Executive Compensation and Nominating and Corporate Governance Committees. Mr. Coviello was a partner at Latham & Watkins LLP, an international law firm, until his retirement from that firm in 2003. In addition, since 1996, Mr. Coviello has been a Director of Getty Realty Corporation, where he serves as Chair of the Audit Committee and is a member of its Compensation and Nominating/Corporate Governance Committees. Mr. Coviello holds an A.B. from Princeton University, an L.L.B. from the Columbia University School of Law and an M.B.A. from the Columbia University School of Business.

Key experience and qualifications to serve on the Board of Directors include:

●	Over 35 years of experience counseling boards of directors and senior management as a corporate lawyer on a wide range of corporate governance, regulatory compliance and other issues that affect public companies.
●	Decades of experience as both issuers’ and underwriters’ counsel in capital markets transactions and heavy involvement in the presentation and analysis of hundreds of audited financial statements, pro forma financial statements, and SEC filings, including representing the Company in its initial public offering.
●	Mr. Coviello’s contributions to the Company’s Audit Committee are bolstered by his service as Chair of the Audit Committee of Getty Realty Corporation.

CONOR C. FLYNN Chief Executive Officer and Director Age: 41 Director Since: 2016

Conor C. Flynn has been the CEO of the Company since January 2016. Mr. Flynn joined the Company in 2003 as an asset manager and has held a variety of senior leadership roles with the organization including President, Chief Operating Officer, Chief Investment Officer and President, Western Region. Mr. Flynn holds a B.A. from Yale University and a Master’s in Real Estate Development from Columbia University. Mr. Flynn is a member of Nareit, serves on their Executive Board, and is a founding member of Nareit’s Dividends Through Diversity, Equity & Inclusion CEO Council. He is also a member of Real Estate Roundtable and Urban Land Institute (“ULI”), a trustee of the International Council of Shopping Centers (“ICSC”) and a member of ICSC’s executive board.

Key experience and qualifications to serve on the Board of Directors include:

●	Mr. Flynn’s leadership roles during his 19 years at the Company, including as President, Chief Operating Officer, Chief Investment Officer, President of the Western Region and as a member of the corporate leadership team and Investment Committee, provides Mr. Flynn with extensive knowledge and understanding of the Company and current industry and market trends.
●	Mr. Flynn’s role as Chief Executive Officer, together with his broad leadership experience and successful team-building efforts at the Company, provide unique insights into strategic and operational issues that the Company faces.
●	Mr. Flynn’s extensive operational background, together with his vision and demonstrated leadership results, aligns with the Company’s long-term objectives to adapt to the retail landscape of today through the redevelopment of assets to their highest and best use, in major metropolitan markets.
Kimco Realty Corporation 2022 PROXY STATEMENT	19

FRANK LOURENSO Director (Non-Management) Chair of Executive Compensation Committee Age: 81 Director Since: 1991

Frank Lourenso has been a Director of the Company since December 1991. Mr. Lourenso serves as the Chair of the Executive Compensation Committee and as a member of the Audit and Nominating and Corporate Governance Committees. Mr. Lourenso was an Executive Vice President of JPMorgan Chase & Co. (“J.P. Morgan” and successor by merger to The Chase Manhattan Bank and Chemical Bank, N.A.) from 1990 until his retirement in June 2013. Mr. Lourenso was a Senior Vice President of J.P. Morgan for more than five years prior to 1990. Mr. Lourenso holds a B.B.A. and an M.B.A. from Baruch College.

Key experience and qualifications to serve on the Board of Directors include:

●	Executive Vice President of J.P. Morgan, one of the world’s leading financial services firms with global scale and reach, bringing to the Board of Directors the perspective of a financial executive with exposure to a wide array of economic, social, and corporate governance issues.
●	Extensive experience with capital markets matters in the real estate industry and a key contributor to the Board of Directors’ strategic liquidity and capital discussions.
●	Expertise in management oversight and financial matters relating to complex global organizations.

HENRY MONIZ Director (Non-Management) Age: 57 Director Since: 2021

Henry Moniz has been a Director of the Company since January 2021. Mr. Moniz is currently a member of the Audit, Executive Compensation and Nominating and Corporate Governance Committees. Mr. Moniz joined Facebook (now Meta) as Chief Compliance Officer in February of 2021. Prior to his move to Facebook, Mr. Moniz was the Executive Vice President and Chief Compliance Officer at ViacomCBS Inc., where he also served as Chief Audit Executive. Mr. Moniz was at ViacomCBS from 2004 - 2021, where he previously served as Chairman of the Privacy/IT Security Council; Vice President, Associate General Counsel; and Chairman of the Compliance Committee. Prior to joining ViacomCBS, Mr. Moniz was a Partner at Bingham McCutchen (now part of Morgan Lewis), served as Minority Counsel to the U.S. House Judiciary Committee for the Impeachment Inquiry on President Clinton, and as a federal prosecutor in the Boston and Miami United States Attorney’s Offices for the U.S. Department of Justice. Mr. Moniz currently serves on the Advisory Board of the Center on the Legal Profession at Harvard Law School. Mr. Moniz previously served through January 2021 on the Advisory Board for Acritas, the legal market data firm that is now part of Thomson Reuters. He holds a J.D. from the University of Pennsylvania Law School and an A.B. from Bowdoin College.

Key experience and qualifications to serve on the Board of Directors include:

●	Over 30 years of experience counseling boards of directors and senior management on legal and regulatory compliance, ethics, corporate governance and enterprise risk management.
●	Extensive risk management experience on cybersecurity and information technology controls.
●	Broad legal expertise developed during his career as a federal prosecutor and Minority Counsel to the U.S. House Judiciary Committee, a partner at a major law firm and in-house roles at ViacomCBS and Facebook.
20	Kimco Realty Corporation 2022 PROXY STATEMENT

MARY HOGAN PREUSSE Lead Director (Non-Management) Chair of Nominating & Corporate Governance Committee Age: 53 Director Since: 2017

Mary Hogan Preusse has been a Director of the Company since February 2017. Ms. Hogan Preusse currently serves as the Lead Independent Director, the Chair of the Nominating and Corporate Governance Committee and a member of the Audit and Executive Compensation Committees. In May 2017, Ms. Hogan Preusse founded Sturgis Partners LLC, which provides consulting, investment and advisory services related to the public (listed) real estate industry. Ms. Hogan Preusse retired from APG Asset Management US Inc., a leading manager of pension assets, in May 2017. She joined APG’s predecessor in 2000 as a senior portfolio analyst and portfolio manager, and served from January 2008 to May 2017 as Managing Director and co-head of Americas Real Estate for APG Asset Management US Inc. She also served on the Executive Board of APG Asset Management US Inc. from 2008 until 2017. Prior to joining APG, Ms. Hogan Preusse spent eight years as a sell-side analyst covering the REIT sector and began her career at Merrill Lynch as an investment banking analyst. Ms. Hogan Preusse currently serves on the boards of directors of Digital Realty Trust, Inc., Host Hotels & Resorts, Inc. and Realty Income Corporation. She previously served on the board of directors of VEREIT, Inc. until its merger with Realty Income Corporation in November 2021. In 2015, she was the recipient of Nareit’s E. Lawrence Miller Industry Achievement Award for her contributions to the REIT industry. She also serves on the Advisory Board of Governors and the Investor Advisory Council for Nareit, and is a member of the Real Estate Advisory Board for the Carey Business School at Johns Hopkins University. Ms. Hogan Preusse holds an A.B. in Mathematics from Bowdoin College in Brunswick, Maine and has served as a member of Bowdoin’s Board of Trustees since 2012.

Key experience and qualifications to serve on the Board of Directors include:

●	Significant experience in the REIT industry, including over 30 years of REIT financial statement analysis and underwriting and as a frequent panelist and speaker at industry conferences.
●	Experience managing all of APG’s public real estate investments in North and South America, with approximately $13 billion in assets under management at the time of her announced departure from APG.
●	Extensive experience interacting with management and directors of publicly-traded REITs to discuss matters of governance and compensation during her career in asset management.

VALERIE RICHARDSON Director (Non-Management) Age: 63 Director Since: 2018

Valerie Richardson has been a Director of the Company since June 2018. Ms. Richardson is currently a member of the Audit, Executive Compensation and Nominating and Corporate Governance Committees. Ms. Richardson is the Chief Operating Officer of the International Council of Shopping Centers (“ICSC”), a position she has held since February 2021. Ms. Richardson previously served as the Vice President of Real Estate for The Container Store, Inc. from September 2000 until February 2021. Prior to joining The Container Store in the fall of 2000, Ms. Richardson was Senior Vice President – Real Estate and Development for Ann Taylor, Inc., the specialty women’s apparel retailer, where she administered the company’s store expansion strategy for Ann Taylor and Ann Taylor Loft. Before Ann Taylor, Ms. Richardson was Vice President of Real Estate and Development of Barnes & Noble, Inc., the country’s largest bookselling retailer. Prior to Barnes & Noble, Ms. Richardson was a Partner in the Shopping Center Division of the Dallas-based developer, Trammell Crow Company. Since 2004, she has been a member of the Board of Trustees of ICSC. She was elected ICSC Chairman for the 2018-2019 term as the first Chairman associated with a retail company and ICSC Vice-Chairperson for the 2017-2018 term. Ms. Richardson previously served on the Board of the ICSC Foundation from 2011 to 2019. Ms. Richardson served as a Trustee at Baylor Scott & White Medical Center – Plano from 2010 to 2016. Ms. Richardson holds an M.B.A. in Real Estate from the University of North Texas and a B.S. in Education from Texas State University.

Key experience and qualifications to serve on the Board of Directors include:

●	Over 35 years of experience in the retail industry in various executive positions provides familiarity and a broad understanding of the operation of retail shopping centers, retail operations and real estate strategy.
●	Involvement in and leadership of the ICSC, a 65,000+ member, professional trade association, provides experience and prospective on industry best practices and public and private retailer and real estate company performance both domestically and internationally.
●	Experience through service as a trustee and head of the Quality Committee at Baylor Scott & White Medical Center – Plano provides corporate governance knowledge and extensive time interfacing with management and directors.
Kimco Realty Corporation 2022 PROXY STATEMENT	21

RICHARD B. SALTZMAN Director (Non-Management) Age: 65 Director Since: 2003

Richard B. Saltzman has been a Director of the Company since July 2003. Mr. Saltzman is a member of the Audit, Executive Compensation and Nominating and Corporate Governance Committees. Mr. Saltzman currently serves, since March 2019, as Senior Advisor and Chairman of the Board of Managers at Ranger Global Real Estate Advisors, an independent SEC-registered investment advisor focused exclusively on the publicly traded global real estate universe. He also currently serves, since October 2019, as Senior Advisor and Advisory Board Member at Peaceable Street Capital, a provider of participating preferred equity capital to income producing commercial real estate owners and operators. Mr. Saltzman also serves on the board of directors of RXR Acquisition Corp. and Equiem Holdings Pty. Ltd. Mr. Saltzman previously served as the Chief Executive Officer and President of Colony Capital, Inc. (NYSE: CLNY) from 2015 to 2018. He also served as Chairman of the Board of NorthStar Realty Europe Corp. until August 2019 and Chairman of the Board of Colony Credit Real Estate, Inc. until May 2020. Prior to joining various predecessors of Colony Capital in 2003, Mr. Saltzman spent 24 years in the investment banking business, most recently as a Managing Director and Vice Chairman of Merrill Lynch’s investment banking division. Mr. Saltzman holds a B.A. from Swarthmore College and an M.S. from Carnegie Mellon University.

Key experience and qualifications to serve on the Board of Directors include:

●	More than 40 years of experience in real estate and financial services, including investing as a principal and as an investment manager, capital markets and investment banking.
●	Significant experience with REITs, including initial public offerings, other capital markets products and mergers and acquisitions.
●	More than 30 years of direct experience interacting in various capacities with the Company.

VOTE REQUIRED

Nominees for director shall be elected by a majority of the votes cast in person (virtually) or by proxy at the Meeting. A majority of the votes cast means the affirmative vote of a majority of the total votes cast “for” and “against” such nominee. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT.

22	Kimco Realty Corporation 2022 PROXY STATEMENT

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

TERM OF OFFICE

All directors of the Company elected at the Meeting will serve terms ending at the 2023 annual meeting of stockholders and until their respective successors are duly elected and qualify.

ATTENDANCE AT BOARD OF DIRECTORS, COMMITTEE MEETINGS AND 2021 ANNUAL MEETING.

The Board of Directors met nine times in person (virtually) or telephonically in 2021. During 2021, each current director attended 100% of the aggregate of the total meetings of the Board and of the committees of the Board on which such person served. The Company encourages directors to attend each annual meeting of stockholders, and all of the directors then serving on the Board of Directors were in attendance (virtually) at the 2021 Annual Meeting of Stockholders held on April 27, 2021. Our director attendance policy is included in our Corporate Governance Guidelines, which are available on the Company’s website located at www.kimcorealty.com and are available in print to any stockholder who requests them.

COMMUNICATIONS WITH DIRECTORS

The Audit Committee and the non-management directors welcome anyone who has a concern about the Company’s conduct or policies, or any employee who has a concern about the Company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board of Directors, the Lead Independent Director, the non-management directors or the Audit Committee. Such communications may be confidential or anonymous, and may be submitted in writing to the Board of Directors, the Lead Independent Director, the non-management directors or the Audit Committee by sending a letter by mail addressed to the Board of Directors, the Lead Independent Director, the non-management directors or the Chair of the Audit Committee, as applicable, c/o Secretary of the Company, Kimco Realty Corporation, 500 North Broadway, Suite 201, Jericho, NY, 11753-2128. The Board of Directors has designated its Lead Independent Director to review these communications and present them to the entire Board of Directors or forward them to the appropriate directors. In addition, the Company maintains an Ethics Helpline, as further discussed in the Company’s Code of Conduct, which allows employees and contractors to submit concerns anonymously via phone or the Internet.

DIRECTOR INDEPENDENCE

Our Board of Directors has adopted a formal set of categorical independence standards for directors. These categorical standards specify the criteria by which the independence of our directors will be determined, including guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. These categorical standards meet, and in some areas exceed, the listing standards of the NYSE. The Board of Directors’ categorical standards are available along with our Corporate Governance Guidelines on the Company’s website located at www.kimcorealty.com and are available in print to any stockholder who requests them. In accordance with these categorical standards and the NYSE listing standards, the Board of Directors undertook its annual review of the independence of its directors on January 31, 2022. During this review, the Board of Directors considered transactions and relationships between each director or members of his or her immediate family and the Company. The Board of Directors also considered whether there were any transactions or relationships between directors or members of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder).

The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board of Directors affirmatively determined that the following directors are independent of the Company and its management under the standards set forth in the categorical standards and the NYSE listing standards:

Philip E. Coviello	Mary Hogan Preusse
Frank Lourenso	Valerie Richardson
Henry Moniz	Richard B. Saltzman

In making these determinations, the Board of Directors considered the relationships and transactions described under the caption “Certain Relationships and Related Transactions” beginning on page 52.

In addition, none of the independent directors’ family members serves as an executive officer, as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended, of the Company.

Kimco Realty Corporation 2022 PROXY STATEMENT	23

CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE

The Board of Directors has separated the roles of the Executive Chairman of the Board of Directors and the CEO in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Executive Chairman of the Board of Directors provides guidance to the CEO, establishes the agenda for Board of Directors meetings in consultation with the CEO and presides over meetings of the full Board of Directors. Because Mr. Cooper, the Executive Chairman, is an employee of the Company and is, therefore, not “independent,” the Board of Directors elected Mary Hogan Preusse, as Lead Independent Director to preside at all executive sessions of “non-management” directors, as defined under the NYSE Listed Company Manual.

LEAD INDEPENDENT DIRECTOR

The Lead Independent Director is elected by the other independent directors and presides at all meetings of the Board of Directors at which the Executive Chairman is not present, including executive sessions of the independent directors which typically occur after each in-person Board meeting. The Lead Independent Director encourages and facilitates active participation of all directors and serves as a liaison between management and the other independent directors. The Lead Independent Director also has the authority to call meetings of the independent directors, monitors and coordinates with management and the Nominating and Corporate Governance Committee on ESG issues and developments, and approves meeting agendas and the information sent to the Board of Directors, including the quality, quantity and timeliness of such information.

STOCKHOLDER ENGAGEMENT

The Board of Directors believes that accountability to stockholders is a mark of good corporate governance and is critical to the Company’s success. The Company regularly communicates with its stockholders throughout the year to better understand their views on a range of topics and to provide perspective on the Company’s corporate governance policies and practices. In addition, the Company annually publishes a Corporate Responsibility Report to highlight and update the Company’s ESG practices.

During 2021, the Company met with approximately 48% of its top 50 stockholders (representing approximately 31% of the outstanding shares of our Common Stock). Topics discussed included our organizational strategy, financial and operating performance, board composition and structure, executive compensation program and emissions reduction, climate change, and DE&I initiatives. We solicited feedback from stockholders on these subjects and shared this dialogue with our Board of Directors.

STOCK OWNERSHIP GUIDELINES

The Company has stock ownership guidelines for directors and NEOs that require each director and NEO to own shares of our Common Stock. Under the guidelines, all current directors and NEOs must own shares of our Common Stock with a value equal to a certain multiple of his or her annual Board of Directors retainer or base salary. Please refer to the table below for the applicable multiple. Equity interests that count towards the satisfaction of the ownership guidelines include shares owned outright, shares jointly owned, restricted shares and shares held in a 401(k)-retirement plan. Directors and NEOs have five years from the date they become a member of the Board of Directors or begin to serve in an officer role listed below to meet the ownership levels.

The Company also has a stock retention requirement for directors and NEOs. Any director or NEO who has not achieved the applicable stock ownership threshold must hold all net-settled shares (after payment of withholding taxes, transaction costs and the exercise price for options, as applicable) until he or she meets the applicable stock ownership threshold. All of our directors and executive officers are currently in compliance with the stock ownership requirements, except for Mr. Henry Moniz, who was elected to the Board of Directors on January 12, 2021 and has until January 12, 2026 to meet the required ownership levels.

COVERED PERSON	MULTIPLE OF SALARY / RETAINER
Executive Chairman	5x
Non-Employee Director	5x
Chief Executive Officer	5x
President	3x
Chief Operating Officer	3x
Chief Financial Officer	2x

DIRECTOR CONTINUING EDUCATION

The Company maintains a program of continuing education for directors. In 2021, directors participated in customized Company-sponsored sessions on business-related topics, corporate governance matters, SEC rule changes, and other current topics such as ESG, DE&I, ethical conduct and cybersecurity, including issues applicable to particular committees of the Board of Directors. These sessions included detailed presentations on these matters and discussions on each of the covered topics.

CLAWBACK POLICY

The Company may seek repayment of cash and equity incentive compensation paid to NEOs in the event of a material misstatement of the Company’s financial results where an NEO engaged in actual fraud or willful or unlawful misconduct that materially contributed to the need to restate. When the Executive Compensation Committee of the Board of Directors determines that these circumstances exist, the Executive Compensation Committee may direct the Company to recover the after-tax portion of the difference between the compensation actually paid or awarded and the compensation calculated using the restated financial statements, based upon the Executive Compensation Committee’s view of all relevant facts and circumstances and the best interests of the Company.

24	Kimco Realty Corporation 2022 PROXY STATEMENT

RISK OVERSIGHT

Our Board of Directors oversees an enterprise-wide approach to risk management designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board of Directors reviews our business strategy and management’s assessment of the related risk and discusses with management the appropriate level of risk for the Company. Our Board of Directors administers its risk oversight function with respect to our operating risk as a whole and meets with management at least quarterly to receive updates with respect to our operations, business strategies and the monitoring of related risks. The Board of Directors also delegates oversight to the Audit, Executive Compensation and Nominating and Corporate Governance Committees to oversee selected elements of risk:

●	Our Audit Committee selects and engages our independent registered public accounting firm and oversees financial risk exposures, including monitoring the integrity of the financial statements, internal control over financial reporting and the independence of the auditor of the Company. The Audit Committee receives a risk and internal controls assessment report from the Company’s internal auditors on at least an annual basis and more frequently as appropriate, assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance with legal and regulatory matters related to the Company’s financial statements and meets quarterly with our financial management, independent auditors and legal advisors for updates on risks related to our financial reporting function. The Audit Committee also reviews and monitors our compliance programs, including the whistleblower program and whistleblower helpline with respect to financial reporting and other matters and oversees financial, credit and liquidity risk by working with our treasury function to evaluate elements of financial and credit risk and advise on our financial strategy, capital structure and long-term liquidity needs, and the implementation of risk mitigating strategies. Individuals who supervise day-to-day risk in this area have direct access to the Board of Directors, and our Chief Financial Officer meets regularly with our Audit Committee to discuss and advise on elements of risks related to our credit risk. The Audit Committee also oversees risk by working with management to review quarterly, or on an as needed basis, cybersecurity risk mitigation policies and initiatives as well as a code of conduct designed to support the highest standards of business ethics.
●	Our Executive Compensation Committee oversees risk management by participating in the creation of compensation structures that create incentives to support an appropriate level of risk-taking behavior consistent with the Company’s business strategy and stockholder interests.
●	Our Nominating and Corporate Governance Committee oversees governance related risks by working with management to establish corporate governance guidelines applicable to the Company, including recommendations regarding director nominees, the determination of director independence, the leadership structure of the Board of Directors and membership on committees of the Board of Directors. The Nominating and Corporate Governance Committee also oversees ESG-related risk by working with management to review ESG related policies and initiatives quarterly or on an as needed basis. The Company has policies and procedures in place to monitor political and lobbying expenditures.

Our Board of Directors and committees’ risk oversight responsibilities are discussed further in “Committees of the Board of Directors” below.

COMMITTEES OF THE BOARD OF DIRECTORS

The following table identifies the current committee chairs and members:

		AUDIT COMMITTEE	EXECUTIVE COMPENSATION COMMITTEE	NOMINATING & CORPORATE GOVERNANCE COMMITTEE
Independent Directors	Philip E. Coviello	C	●	●
	Frank Lourenso	●	C	●
	Henry Moniz	●	●	●
	Mary Hogan Preusse	●	●	C
	Valerie Richardson	●	●	●
	Richard B. Saltzman	●	●	●

Management Directors	Milton Cooper
Conor C. Flynn

(C) Chair

● Member

Kimco Realty Corporation 2022 PROXY STATEMENT	25

AUDIT COMMITTEE
Committee members: Philip E. Coviello, Chair Frank Lourenso Henry Moniz Mary Hogan Preusse Valerie Richardson Richard B. Saltzman	Number of meetings in fiscal year 2021: 6

Messrs. Coviello, Lourenso, Moniz and Saltzman and Mses. Hogan Preusse and Richardson are each an “audit committee financial expert,” as determined by the Board of Directors in accordance with Item 407(d)(5) of Regulation S-K, and Messrs. Coviello, Lourenso, Moniz and Saltzman and Mses. Hogan Preusse and Richardson are each “independent” from the Company as defined by the current listing standards of the NYSE.

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter is available on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities as related to the Company’s risk management processes. The Board of Directors and Audit Committee oversee:

●	the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls;
●	the performance of the internal audit function;
●	the annual independent integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, including the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance;
●	policy standards and guidelines for risk assessment and risk management, including quarterly reviews of the Company’s written enterprise risk matrix and its cybersecurity policies and initiatives;
●	the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures; and
●	the fulfillment of the other responsibilities set out in the Audit Committee Charter, as adopted by the Board of Directors.

The Audit Committee receives regular reports from management regarding the Company’s assessment of risks. In addition, the Audit Committee reports regularly to the Board of Directors. The Board of Directors and Audit Committee focus on the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the business strategies approved by the Board of Directors. While the Board of Directors oversees the Company’s risk management, management is responsible for the day-to-day risk management processes and reports directly to both the Board of Directors and Audit Committee on a regular basis and more frequently as appropriate. The Board of Directors believes this division of responsibilities is an effective approach for addressing the risks facing the Company. The Audit Committee works with management to adopt and annually review a code of conduct designed to support the highest standards of business ethics. The Company’s Code of Business Conduct and Ethics (“Code of Conduct”) is available on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

EXECUTIVE COMPENSATION COMMITTEE
Committee members: Frank Lourenso, Chair Philip E. Coviello Henry Moniz Mary Hogan Preusse Valerie Richardson Richard B. Saltzman	Number of meetings in fiscal year 2021: 5

The Board of Directors has established an Executive Compensation Committee, comprised solely of independent directors to:

●	evaluate (in consultation with management and the Board of Directors) and recommend to the Board of Directors for approval the compensation plans, policies and programs of the Company, especially those regarding executive compensation; and
●	determine and recommend to the Board of Directors for approval the compensation of the Chief Executive Officer and all other executive officers of the Company.

More specifically, the Executive Compensation Committee annually reviews and approves corporate goals and objectives relevant to the total direct compensation of the CEO and the other NEOs, including changes in base salary, bonus and equity awards. The Executive Compensation Committee also reviews the performance of the CEO and the other NEOs against these goals and objectives and, based on its evaluation, approves their total direct compensation. The details of the processes and procedures involved are described in the Compensation Discussion and Analysis beginning on page 32.

The Executive Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the Executive Compensation Committee Charter is available on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

The Executive Compensation Committee has retained an independent compensation consultant, Pay Governance LLC (“Pay Governance”), which performs no other services for the Company. With input from Pay Governance and management, the Executive Compensation Committee reviewed the design and operation of the Company’s incentive compensation arrangements, including the performance objectives and target levels used in connection with incentive awards, and evaluated the relationship between the Company’s risk management policies and practices and these arrangements.

As a result of this review, the Executive Compensation Committee and the Board of Directors has determined that the Company’s compensation policies and practices are not

26	Kimco Realty Corporation 2022 PROXY STATEMENT

reasonably likely to have a material adverse effect on the Company because they do not encourage the Company’s employees to take excessive or unnecessary risks. The Executive Compensation Committee believes that the combination of the Company’s (i) balanced approach to compensation, (ii) reliance on a variety of performance measures and (iii) use of both quantitative and qualitative assessments of performance reflected in the Company’s compensation program is consistent with the Company’s objectives and risk profile. Accordingly, the performance objectives in the Company’s annual incentive compensation plan are balanced with those contained in the Company’s long-term incentive compensation plan to ensure that both are aligned and consistent with the Company’s long-term business objectives. The Company’s mix of equity-based awards has been allocated to ensure an appropriate combination of incentive and retention objectives, and the Company has established stock ownership guidelines to ensure that the interests of the Company’s executive officers are aligned with the interests of the Company’s stockholders.

In reaching its conclusion that the Company’s compensation policies and practices do not encourage excessive and unnecessary risk taking, the Executive Compensation Committee considered several factors including salaries, bonuses and equity awards. There is an annual performance-based bonus program for employees other than NEOs that provides a discretionary award based on their respective levels in the Company, individual performance and overall Company performance. While the Company’s bonus program for its leasing personnel is tied to individual production for new lease deals and renewals, management believes that this fairly incentivizes leasing personnel without being excessive. In addition, executive bonuses and equity awards are based on certain performance measures (established by the Executive Compensation Committee and management) including, but not limited to, Adjusted FFO, Recurring EBITDA, leverage metrics, results from operations, contributions from real estate investment programs, individual performance and enterprise-wide performance. The Company’s long-term equity awards consist of performance shares and restricted stock. These awards are intended to further link recipient and stockholder interests. The Company’s benefits and retirement plans are not linked to performance. The Company’s Executive Severance Plan provides severance protections to certain of its NEOs. Since there are no performance-based aspects of these severance arrangements, and the Company generally retains the ability to terminate an executive “for cause” without triggering severance, the Executive Compensation Committee does not believe these agreements encourage excessive risk taking. The Executive Compensation Committee believes it is not overly reliant on any single measure of performance and assesses actual results against each performance measure and takes into account overall performance compared to targets. In addition to the quantitative performance measures, the Executive Compensation Committee also assesses the broader business environment and relative performance of the Company in order to evaluate individual performance. Beginning in 2022, the Company has apportioned 10% of each NEO’s annual bonus opportunity to specific strategic ESG goals. Finally, the Executive Compensation Committee considers changes in the business, industry and capital markets environment in determining compensation policies and practices.

NOMINATING & CORPORATE GOVERNANCE COMMITTEE
Committee members: Mary Hogan Preusse, Chair Philip E. Coviello Frank Lourenso Henry Moniz Valerie Richardson Richard B. Saltzman	Number of meetings in fiscal year 2021: 5

All of the members of the Nominating and Corporate Governance Committee are independent directors. The functions of the Nominating and Corporate Governance Committee include recommending candidates for annual election to the Board of Directors and the filling of vacancies on the Board of Directors that may arise from time-to-time and senior management succession. The Nominating and Corporate Governance Committee is not limited to any specific process in identifying candidates and will consider candidates suggested by other members of the Board of Directors, as well as candidates recommended by stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in the Company’s Proxy Statement. Recommendations should be submitted to the Secretary of the Company. In addition, the Nominating and Corporate Governance Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling other duties.

As described in the Company’s Corporate Governance Guidelines, consideration is given to assuring that the Board of Directors, as a whole, considers diversity in its broadest sense, including persons diverse in geography, gender and ethnicity as well as representing diverse experiences, skills and backgrounds. We believe a diverse group of directors can best perpetuate the success of the business and represent stockholder interests through the exercise of sound business judgment. The Nominating and Corporate Governance Committee, and any search firm it engages, will include women and racially/ethinically diverse candidates in all director candidate pools.

The Board of Directors and Nominating and Corporate Governance Committee take into account many factors in recommending candidates for a director position.

These factors include, but are not limited to:

●	knowledge of real estate;
●	the ability to make independent analytical inquiries;
●	general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly traded company in today’s business environment;
●	understanding of the Company’s business on a technical level;
●	other board service; and
●	educational and professional background.
Kimco Realty Corporation 2022 PROXY STATEMENT	27

In addition, each candidate nominee must possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The Board of Directors and the Nominating and Corporate Governance Committee evaluate each individual candidate by considering all appropriate factors as a whole. The Company’s approach favors active deliberation rather than using rigid formulas to assign relative weights to these factors. Following the end of each fiscal year, the Nominating and Corporate Governance Committee establishes the criteria for and conducts an annual assessment of the performance of each member of the Board of Directors with respect to these factors. Consideration of other corporate governance principles or modifications of such principles may also be discussed at that time.

Service as a member of the Board of Directors is a significant commitment in terms of both time and responsibility. Accordingly, each director is encouraged to limit the number of other boards on which he or she serves so that such other directorships and commitments do not materially interfere with his or her service as an effective and active member of the Board of Directors. Specifically, members of the Board of Directors should not sit on more than five public company boards (including our own) and members of the Audit Committee may not serve on the audit committees of the boards of directors of more than two other public companies at the same time as they are serving on the Audit Committee of the Company. Service on other boards and/or committees should also be consistent with the Company’s conflict of interest policies and reviewed annually.

The Nominating and Corporate Governance Committee is responsible for reviewing, monitoring, and reporting to the Board of Directors, the progress and implementation of the goals established for the Company’s ESG program. The Nominating and Corporate Governance Committee is also charged with ensuring the Company’s compliance with all NYSE listing requirements. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors. Copies of the Nominating and Corporate Governance Committee Charter and the Corporate Governance Guidelines are available on the Company’s website located at www.kimcorealty.com and are available in print to any stockholder who requests either document.

EXECUTIVE OFFICERS

The following table sets forth information with respect to the executive officers of the Company as of March 16, 2022.

NAME	AGE	POSITION	JOINED KIMCO REALTY
Milton Cooper	93	Executive Chairman of the Board of Directors	Co-Founder
Conor C. Flynn	41	Chief Executive Officer	2003
Ross Cooper	39	President and Chief Investment Officer	2006
Glenn G. Cohen	58	Executive Vice President, Chief Financial Officer and Treasurer	1995
David Jamieson	41	Executive Vice President and Chief Operating Officer	2007

The executive officers of the Company serve in their respective capacities for approximately one-year terms and are subject to election by the Board of Directors, generally at the meeting of the Board of Directors following the 2022 Annual Meeting of Stockholders.

Please see Proposal 1 – Election of Directors – Information Regarding Nominees starting on page 18 for information regarding Milton Cooper and Conor C. Flynn.

ROSS COOPER was elected President and Chief Investment Officer in February 2017 and prior to that had served as Executive Vice President and Chief Investment Officer since May 2015, where he works closely with the Company’s Investment Committee, risk team, and regional leadership in overseeing development and implementation of the Company’s acquisition and disposition strategy. Mr. Cooper is also a voting member of the Company’s Investment Committee, which approves all new investments, development projects and property dispositions. Mr. Cooper joined the Company in 2006, and prior to his current role, he also served as Vice President of Acquisitions, Dispositions and Asset Management for the Southern Region from 2012 to 2014 and as Senior Vice President from 2014 to 2015. Ross Cooper holds a B.S. from the University of Michigan and a Master’s in Real Estate from New York University. Ross Cooper is the grandson of Milton Cooper, the Executive Chairman of the Company’s Board of Directors.

GLENN G. COHEN was elected Chief Financial Officer of the Company in June 2010, and continues as Treasurer, a position he has held since 1997. Mr. Cohen is also a voting member of the Company’s Investment Committee, which approves all new investments, development projects and property dispositions. Mr. Cohen directs the Company’s financial and capital strategy and oversees the day-to-day accounting, financial reporting and planning, tax, treasury and capital market activities. In addition, Mr. Cohen is responsible for the information technology activities of the Company. Mr. Cohen is an Independent Director for Piedmont Office Realty Trust, Inc. (NYSE: PDM), a real estate investment trust focused on the ownership and management of primarily Class A commercial office space. Mr. Cohen is a member of its Audit Committee and Capital Committee. Mr. Cohen was an Independent Director for Quality Care Properties, Inc. (NYSE: QCP), one of the nation’s largest actively-managed real estate investment trusts, specializing in post acute/skilled nursing and managed care/assisted living properties. Mr. Cohen was a member of its Audit Committee. QCP was acquired by Welltower, Inc. (NYSE: WELL) in 2018. Prior to joining Kimco Realty Corporation

28	Kimco Realty Corporation 2022 PROXY STATEMENT

in 1995 as Director of Accounting and Taxation, Mr. Cohen served as Chief Operating Officer and Chief Financial Officer for U.S. Balloon Manufacturing Company, Chief Financial Officer for EMCO Sales and Service, L.P. and six years at the public accounting firm Coopers & Lybrand, LLP (predecessor to PricewaterhouseCoopers LLP), where he served as a manager in the audit group. Mr. Cohen is a native Long Islander, received a Bachelor of Science degree in accounting from the State University of New York at Albany in 1985 and is a Certified Public Accountant. Mr. Cohen is a member of National Association of Real Estate Investment Trusts (NAREIT), International Council of Shopping Centers (ICSC), New York State Society of Certified Public Accountants (NYSSCPA) and the American Institute of CPAs (AICPA).

DAVID JAMIESON was elected Executive Vice President and Chief Operating Officer in February 2017 and prior to that had served as Executive Vice President of Asset Management and Operations since 2015, where his role has been to identify, develop and implement opportunistic value creation strategies that optimize the Company’s portfolio performance, most notably by leading the Company’s redevelopment and emerging mixed-use platform. Mr. Jamieson is also a voting member of the Company’s Investment Committee, which approves all new investments, development projects and property dispositions. He is also instrumental in shaping the Company’s ESG strategy with a core focus on long-term sustainability objectives.  Previously, he also served as Vice President of Asset Management and Leasing for the Western Region from 2012 to 2015 and as Director of Real Estate for the Western Region from 2009 to 2011. Mr. Jamieson holds a B.S. from Boston College and an M.B.A. from Babson College.

Kimco Realty Corporation 2022 PROXY STATEMENT	29

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT

The table below sets forth certain information available to the Company, as of March 1, 2022, with respect to shares of its Common Stock and Class L and Class M Cumulative Redeemable Preferred Stock (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares and (ii) held, individually and as a group, by the directors and executive officers of the Company.

NAME & ADDRESS (WHERE REQUIRED) OF BENEFICIAL OWNER	SHARES OWNED BENEFICIALLY (#)			PERCENT OF CLASS (%)
	COMMON	CLASS L	CLASS M	COMMON	CLASS L(1)	CLASS M(1)
The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355	97,456,430(2)	-	-	15.8%	-	-
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	55,140,654(3)	-	-	8.9%	-	-
Cohen & Steers, Inc 280 Park Avenue, 10th Floor New York, NY 10017	45,452,882(4)	-	-	7.4%	-	-
JPMorgan Chase & Co. 383 Madison Avenue New York, NY 10179	37,266,738(5)	-	-	6.0%	-	-
State Street Corporation 1 Lincoln Street Boston, MA 02111	37,097,499(6)			6.0%
Milton Cooper c/o Kimco Realty Corporation 500 North Broadway, Suite 201 Jericho, NY 11753-2128	10,139,770(7)	-	-	1.6%	-	-
Conor C. Flynn	975,434(8)	-	-	*	-	-
Glenn G. Cohen	512,418(9)	-	-	*	-	-
Ross Cooper	418,847(10)	-	-	*	-	-
Frank Lourenso	270,874(11)	-	-	*	-	-
David Jamieson	217,039(12)	-	-	*	-	-
Philip E. Coviello	204,509(13)	-	-	*	-	-
Richard B. Saltzman	179,483(14)	-	-	*	-	-
Mary Hogan Preusse	55,140(15)	-	-	*	-	-
Valerie Richardson	47,150(16)	-	-	*	-	-
Henry Moniz	17,040(17)	-	-	*	-	-
All Directors and Executive Officers as a group (11 persons)	13,037,704	-	-	2.1%	-	-

* Less than 1%

(1) Not applicable. The Company’s Class L and Class M Cumulative Redeemable Preferred Stock are, generally, not voting securities of the Company.

(2) The Company has received a copy of Schedule 13G/A as filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) reporting ownership of these shares as of December 31, 2021. As reported in such Schedule 13G/A, Vanguard has shared voting power with respect to 1,407,497 shares, sole dispositive power with respect to 94,445,812 shares and shared dispositive power with respect to 3,010,618 shares.

(3) The Company has received a copy of Schedule 13G/A as filed with the SEC by BlackRock, Inc. (“BlackRock”) reporting ownership of these shares as of December 31, 2021. As reported in such Schedule 13G/A, BlackRock has sole voting power with respect to 48,105,016 shares and sole dispositive power with respect to 55,140,654 shares.

30	Kimco Realty Corporation 2022 PROXY STATEMENT

(4) The Company has received a copy of Schedule 13G as filed with the SEC by Cohen & Steers, Inc. (“Cohen & Steers”) reporting ownership of these shares as of December 31, 2021. As reported in such Schedule 13G, Cohen & Steers has sole voting power with respect to 28,842,831 shares and sole dispositive power with respect to 45,452,882 shares.

(5) The Company has received a copy of Schedule 13G/A as filed with the SEC by JPMorgan Chase & Co. (“JPMorgan”) reporting ownership of these shares as of December 31, 2021. As reported in such Schedule 13G/A, JPMorgan has sole voting power with respect to 28,227,189 shares and sole dispositive power with respect to 37,260,617 shares and shared dispositive power with respect to 2,047 shares.

(6) The Company has received a copy of Schedule 13G/A as filed with the SEC by State Street Corporation (“State Street”) reporting ownership of these shares as of December 31, 2021. As reported in such Schedule 13G/A, State Street has shared voting power with respect to 30,938,216 shares and shared dispositive power with respect to 37,094,167 shares.

(7) Does not include 39,520 shares held by Mr. Cooper’s spouse and 1,449,481 shares held by adult members of Mr. Cooper’s family, as to all of which shares Mr. Cooper disclaims beneficial ownership. Does not include 490,248 shares held by a charitable remainder unitrust and 247,012 shares held by a charitable remainder annuity trust both of which Mr. Cooper’s spouse is trustee, as to all of which shares Mr. Cooper disclaims beneficial ownership. Includes 47,186 shares held in his 401(k) account, 5,381 shares held in an IRA account and 483,460 shares of restricted stock.

(8) Includes 194 shares held by Mr. Flynn for his children. Includes options or rights to acquire 2,700 shares of Common Stock that are exercisable within 60 days of March 1, 2022 and 393,230 shares of restricted stock.

(9) Excludes 412 shares held by Mr. Cohen’s children, as to all of which shares Mr. Cohen disclaims beneficial ownership. Includes 16,178 shares held in his 401(k) account and 142,190 shares of restricted stock.

(10) Includes 2,100 shares held by Mr. Cooper for his children. Includes options or rights to acquire 3,125 shares of Common Stock that are exercisable within 60 days of March 1, 2022 and 201,370 shares of restricted stock.

(11) Does not include 4,500 shares owned by Mrs. Lourenso, his spouse, as to all of which shares Mr. Lourenso disclaims beneficial ownership. Includes 5,403 shares held by Mr. Lourenso in trusts for the benefit of his grandchildren. Includes options or rights to acquire 5,500 shares of Common Stock that are exercisable within 60 days of March 1, 2022, 3,307 shares held in an IRA account, 26,998 shares of restricted stock and 42,830 shares of deferred stock.

(12) Includes 167,578 shares of restricted stock.

(13) Includes 10,000 shares held in a testamentary trust and 13,002 shares in a charitable remainder unitrust of which Mr. Coviello is a trustee. Does not include 10,000 shares owned by Mrs. Coviello, his spouse, as to all of which shares Mr. Coviello disclaims beneficial ownership. Includes options or rights to acquire 5,500 shares of Common Stock that are exercisable within 60 days of March 1, 2022, 85,000 shares held in an IRA account and 26,998 shares of restricted stock.

(14) Includes options or rights to acquire 5,500 shares of Common Stock that are exercisable within 60 days of March 1, 2022, 26,998 shares of restricted stock and 71,788 shares of deferred stock.

(15) Includes 26,998 shares of restricted stock.

(16) Includes 28,982 shares of restricted stock.

(17) Includes 15,074 shares of restricted stock.

Kimco Realty Corporation 2022 PROXY STATEMENT	31

COMPENSATION DISCUSSION & ANALYSIS

INTRODUCTION

We pay our NEOs primarily using salary, annual incentives and equity awards. We seek to pay our NEOs in a way that encourages long-term increases in stockholder value and long-term employee retention. We also recognize that our NEO pay must compete with what comparable employers pay. For 2021, our NEOs were:

●	Milton Cooper, Executive Chairman of the Board of Directors;

●	Conor C. Flynn, Chief Executive Officer;

●	Ross Cooper, President and Chief Investment Officer;

●	Glenn G. Cohen, Executive Vice President, Chief Financial Officer and Treasurer; and

●	David Jamieson, Executive Vice President and Chief Operating Officer.

Our Board of Directors has an Executive Compensation Committee (the “Committee” or the “Compensation Committee”) that administers and monitors what and how we pay our NEOs and other executives. The Committee held five meetings in person or by phone during 2021.

The Committee is currently comprised of Frank Lourenso (Chairman), Philip E. Coviello, Henry Moniz (who joined the Committee in January 2021), Mary Hogan Preusse, Valerie Richardson and Richard B. Saltzman. We encourage feedback from our stockholders regarding our executive compensation program. In 2021, over 98% of the votes cast (i.e., excluding abstentions and broker non-votes) in our Say-on-Pay advisory vote were to approve the proposal.

The Committee’s compensation decisions in 2021 emphasized rewarding corporate / financial performance and individual performance and achievements by our NEOs, commensurate with an exceptional year of strong performance across the portfolio while executing on our strategy to be the largest owner and operator of open-air, grocery-anchored shopping centers, including mixed-use assets, in the U.S. In 2021, the Company successfully closed on the Weingarten Realty Investors acquisition. We performed well against our integration plan, exceeding our synergies target by capturing over $42.4 million in combined synergies. In addition, our senior management team continued to diligently manage and successfully guide the organization through the on-going COVID-19 pandemic including the initial recovery in operating fundamentals leading to a considerable outperformance amongst the Kimco Realty defined shopping center peer group* on a total shareholder return basis.

* Kimco Realty defined shopping center peer group which is used internally to measure the Company’s financial and operating performance includes Federal Realty Trust, SITE Centers Corporation, Regency Centers Corporation, Philips Edison & Company, Kite Realty Group Trust, Brixmor Property Group, Acadia Realty Trust, Urban Edge Properties, Retail Opportunity Investments Corporation, RPT Realty and InvenTrust Properties Corporation.

EXECUTIVE SUMMARY

Kimco Realty Corporation is North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping centers, including mixed-use assets, as measured in GLA. As of December 31, 2021, the Company had interests in 541 U.S. shopping centers, including mixed-use assets comprising 93 million square feet of gross leasable space. The Company’s mission is to create destinations for everyday living that inspire a sense of community and deliver value to its many stakeholders

2021 BUSINESS HIGHLIGHTS

The Company delivered solid financial and operational results with significant progress on our business development strategies. Highlights of the 2021 fiscal year included:

●	Produced net income available to the Company’s common shareholders of $818.6 million, or $1.60 per diluted share, for the year ended December 31, 2021 compared to $975.4 million, or $2.25 per diluted share, for the year ended December 31, 2020.

●	Achieved funds from operations available to the Company’s common shareholders (“FFO”) (non-GAAP) of $1.38 per diluted share for the year ended December 31, 2021, compared to $1.17 per diluted share for the year ended December 31, 2020.

●	Recognized 8.8% growth in same property NOI due to the strong recovery in tenant health resulting in improved credit loss.

●	$2.3 billion in immediate liquidity, including full $2.0 billion available on the Company’s unsecured revolving credit facility.

●	In the fourth quarter, achieved Look-Through Net Debt to EBITDA which includes the pro-rata portion of joint
32	Kimco Realty Corporation 2022 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS

venture debt and perpetual preferred stock outstanding of 6.6x, the lowest level reported since the Company began disclosing this metric.

●	Issued $500 million of 2.250% notes due 2031, which represents the lowest coupon for ten-year unsecured notes issued by the Company in its history.

●	In August, completed the Merger with Weingarten Realty Investors further expanding Kimco Realty’s grocery-anchored portfolio and its presence in fast growing Sun Belt markets with the addition of 149 properties totaling 23.5 million square feet of GLA.

●	Exceeded the upper end of the annualized cost synergy ranges of $35 million to $38 million on a GAAP basis and $31 million to $34 million on a cash basis in connection with the Merger.

●	Achieved total pro-rata occupancy of 94.4% as of December 31, 2021, representing a 50 basis-point increase year-over-year.

●	Ended the year with pro-rata anchor occupancy at 97.1%, up 40 basis points year-over-year and small shop occupancy at 87.7%, an increase of 160 basis points year-over-year.

●	Executed 1,540 leases totaling over 8.7 million square feet of GLA in the Company’s consolidated and joint venture operating portfolios during 2021. Achieved pro-rata rental rate leasing spreads of 6.5% with rental rates for new leases up 8.7% and renewals/options up 5.9%.

●	As of December 31, 2021, 80% of the Company’s pro-rata ABR came from grocery-anchored shopping centers, with a goal of reaching 85% of ABR by 2025.

●	Raised our 2025 target for multi-family unit entitlements from 10,000 to 12,000 units. As of December 31, 2021, the Company has approximately 6,000 entitlements for apartment units, 900 for hotel keys and 908,000 square feet for office space.

●	Completed 12 redevelopment projects during 2021. All 12 projects totaled $44.8 million with a blended return of 12%.

●	Committed $176.2 million through our structured investment program.

●	Acquired the remaining interest in nine grocery-anchored properties from the Company’s existing joint venture partners. The Company also formed a new joint venture partnership with Blackstone (“BREIT”) under which both Kimco Realty and BREIT will own 50% of a portfolio of six Publix-anchored Sun Belt shopping centers.

●	Ended the year with the Company’s investment in Albertsons Companies Inc. (NYSE: ACI) common stock valued at over $1.2 billion.

EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE HIGHLIGHTS

Our compensation philosophy and corporate governance standards are designed to align executive compensation with long-term stockholder interests:

●	We maintain a majority vote for the annual election of directors in uncontested elections and we have no supermajority voting requirements.

●	The leadership structure of our Board of Directors consists of an Executive Chairman, a Lead Independent Director, who is elected by the independent directors, and knowledgeable committee chairs with appropriate experience.

●	The Committee’s independent compensation consultant, Pay Governance, is retained directly by the Committee and performs no other services for the Company.

●	The Committee conducts periodic reviews of our compensation strategy, including a review of our compensation-related risk profile so that our compensation-related policies and programs do not encourage risk-taking that is reasonably likely to have a material adverse effect on the Company.

●	A significant portion of our NEOs’ pay is performance-based. For example, in 2021, approximately 90% of our CEO’s total compensation was linked directly to the Company’s performance and 67% of annual long-term incentive opportunities for the NEOs were delivered as performance-based equity awards in the form of performance shares.

●	We have stock ownership guidelines for our directors and NEOs and a stock retention requirement for directors and NEOs who have not achieved the applicable stock ownership level. As of December 31, 2021, each of the NEOs and directors (other than Mr. Moniz) satisfied his or her individual stock ownership level. Mr. Moniz became a director of the Company on January 12, 2021 and has until January 12, 2026 to meet the required ownership levels under our current stock ownership guidelines. See “Corporate
Kimco Realty Corporation 2022 PROXY STATEMENT	33

COMPENSATION DISCUSSION & ANALYSIS

Governance—Stock Ownership Guidelines” on page 24 for more information.

●	We maintain a program of continuing education for our directors. In 2021, directors participated in customized, Company-sponsored sessions on business-related topics, corporate governance matters, SEC rule changes, and other current topics such as ESG, DE&I, ethical conduct and cybersecurity, including issues applicable to particular committees of the Board of Directors.

●	Our Board of Directors has a policy prohibiting our NEOs and members of the Board of Directors from engaging in any hedging transactions with respect to equity securities of the Company held by them, which includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of such equity securities.

●	The Company has a policy that prohibits use of Common Stock by NEOs or members of the Board of Directors for any pledging transactions.

●	The Company has adopted a clawback policy as further described on page 24.

●	We maintain an executive severance plan with a “double trigger” change in control arrangement that covers certain of our NEOs. The executive severance plan does not provide for any gross-up payments, including for Parachute Payment Taxes (as defined starting on page 41).

STOCKHOLDER SAY-ON-PAY VOTES

At our 2021 Annual Meeting of Stockholders, we provided our stockholders with the opportunity to cast an advisory vote on executive compensation, and in future years we expect such advisory vote will occur annually. Over 98% of the votes cast (i.e., excluding abstentions and broker non-votes) on the 2021 Say-on-Pay vote were voted in favor of the proposal. We have considered the results of the 2021 vote and believe the support of our stockholders for that proposal indicates that our stockholders are supportive of our approach to executive compensation, including the ratio of performance-based compensation to all other compensation, the ratio of performance-based equity compensation to time-based equity compensation, and the integrity of our peer group. In the future, we will continue to consider the outcome of our Say- on-Pay votes when making compensation decisions regarding our NEOs.

34	Kimco Realty Corporation 2022 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program provides pay-for-performance compensation that we believe is aligned with the interests of our stockholders and is designed to continue to attract, retain and appropriately motivate our key employees who drive long-term value creation.

Adjusted FFO, Recurring EBITDA including the pro-rata share of joint ventures (“Recurring EBITDA”), and Leverage, defined as consolidated debt plus the pro-rata share of joint venture debt divided by the total gross consolidated assets and the pro-rata share of joint venture gross assets, are the Company-defined financial metrics used in our annual incentive program, ensuring that pay and performance, as measured in our executive compensation program, are aligned. The Committee also assesses each NEO’s individual contributions to the Company’s performance in determining awards under our annual incentive program. See Annex A starting on page 58 for the definitions of Adjusted FFO and Recurring EBITDA and reconciliations of net income to Adjusted FFO and to Recurring EBITDA.

The primary components of our executive compensation program, for purposes of establishing 2021 targeted pay, were:

* Beginning in 2022, the Company has apportioned 10% of each NEO’s annual bonus opportunity to specific strategic ESG goals.

Kimco Realty Corporation 2022 PROXY STATEMENT	35

COMPENSATION DISCUSSION & ANALYSIS

Consistent with our executive compensation program, the significant majority of the total compensation for our CEO and all other NEOs for 2021 was performance-based, commensurate with business results, and “at risk” unless such business results were achieved, as illustrated below.

* Amounts are based on the Summary Compensation Table for 2021 on page 43, excluding the portion of Mr. Milton Cooper’s 2020 bonus that was awarded in 2021 in the form of a stock award.

BASE SALARY

In reviewing our NEOs’ base salaries, the Executive Compensation Committee considers each NEO’s scope of responsibilities, individual qualifications and experience, future potential, past performance and the practices of our peer group, without applying a quantitative formula. We did not seek a specific target within our peer group. Base salary increases, if any, are effective January 1 and are approved by the Board of Directors and the Committee. No formulaic base salary increases are provided to the NEOs, and other forms of compensation are generally used to reward overall Company performance or exceptional performance of a particular NEO. The annual base salaries for our NEOs for 2021 were as follows, which were unchanged from their 2020 annual base salaries:

●	Mr. Milton Cooper received a base salary of $750,000.
●	Mr. Flynn received a base salary of $1,000,000.
●	Mr. Ross Cooper received a base salary of $700,000.
●	Mr. Cohen received a base salary of $675,000.
●	Mr. Jamieson received a base salary of $675,000.

ANNUAL INCENTIVE PLAN

Under our executive compensation program, each of the NEOs was eligible to receive an annual cash bonus for 2021 based on the Company’s corporate / financial performance compared to targets and the NEO’s individual performance against specific quantitative and qualitative goals as further discussed starting on page 37. For 2021, each NEO’s annual bonus opportunity for the performance year was 60% based on the Company’s corporate / financial performance compared to targets as measured by the Company’s (1) Adjusted FFO per diluted share compared to Target FFO, (2) Recurring EBITDA compared to Target EBITDA and (3) Leverage compared to Target Leverage; and 40% based on individual NEO performance against specific quantitative and qualitative goals as discussed starting on page 37 and as evaluated by the Executive Compensation Committee.

36	Kimco Realty Corporation 2022 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS

The table below shows the percentage of the 2021 Total Annual Target Bonus that each of our NEOs would receive based on achievement of specified levels for corporate / financial performance and individual performance.

Performance Criteria	Annual Incentive Component Earned as Percent of the 2021 Total Annual Target Bonus(1)
	Threshold	Target	Exceed Target	Maximum
Corporate / Financial Performance	(achieved if 50% of target measures are attained)	(achieved if 100% of target measures are attained)	(achieved if 150% of target measures are attained)	(achieved if 200% of target measures are attained)
● Adjusted FFO, per diluted share	18%	36%	54%	72%
● Recurring EBITDA	6%	12%	18%	24%
● Leverage	6%	12%	18%	24%
Individual Performance ● Evaluation of individual NEO performance by the Executive Compensation Committee against specific quantitative and qualitative goals approved by the Board	10%	40%	60%	80%
Total 2021 Annual Bonus Payable	40%	100%	150%	200%

(1) The annual bonus is linearly interpolated between the specified performance levels.

The table on page 38 shows the target bonus and the bonus actually earned in 2021 for the NEOs. In establishing the target bonuses, we considered the responsibilities of each NEO, Mr. Flynn’s recommendations (other than with respect to his own target bonus) and the peer group practices discussed in “Comparison to Competitive Market.” The Committee awarded 2021 bonuses based on the following analysis of our corporate / financial performance and each applicable NEO’s individual performance.

Determine Target Award (beginning of fiscal year)	Determine Financial Metric Payout (after fiscal year-end)	Consider Qualitative Payout (after fiscal year-end)	Add Qualitative Payout To Financial Metric Payout

CORPORATE / FINANCIAL PERFORMANCE.

In 2021, the corporate / financial incentive was based upon the percentage weighting of 60% Adjusted FFO, per diluted share, 20% Recurring EBITDA, and 20% Leverage. For 2021, the Company’s Target Adjusted FFO was $1.24 on a diluted per share basis, Target Recurring EBITDA was $775.0 million and Target Leverage was 40.0%. After the Executive Compensation Committee considered the Company’s actual 2021 Adjusted FFO of $1.48 per diluted share, Recurring EBITDA of $1,016.3 million and Leverage of 37.0%, the payout for the corporate financial incentive was based on the Company exceeding Maximum Adjusted FFO by 15.625%, exceeding Maximum Recurring EBITDA by 27.356% and exceeding Maximum Leverage by 4.639%. Interpolating linearly between target and attained performance levels for each of the three financial measures resulted in a payout for the corporate / financial incentive of 120.00% of each applicable NEO’s total annual target bonus, which is 200.00% of each applicable NEO’s 2021 target corporate / financial performance bonus of 60%.

INDIVIDUAL PERFORMANCE.

The Executive Compensation Committee considers each NEO’s overall performance in determining the individual performance component of each NEO’s annual bonus. For the NEOs other than the CEO, the Committee also considers our CEO’s evaluation of each NEO’s performance and his recommendations for the individual performance bonuses.

The Committee awarded each of Messrs. Milton Cooper, Ross Cooper, Cohen and Jamieson bonuses for calendar year 2021 based on recommendations made by Mr. Flynn and the Committee’s assessment of their 2021 performance compared to specific quantitative and qualitative goals. The Committee awarded Mr. Flynn’s bonus for calendar year 2021 based on the Committee’s review of Mr. Flynn’s 2021 performance.

The decision to pay each Milton Cooper, Flynn, Ross Cooper, Cohen and Jamieson of 200% of their target bonus with respect to their individual component was based on the Committee’s quantitative and qualitative assessment of each individual’s contributions to the Company’s performance in 2021 in their

Kimco Realty Corporation 2022 PROXY STATEMENT	37

COMPENSATION DISCUSSION & ANALYSIS

respective job functions. The material components of such contributions include but are not limited to: (a) for Mr. Milton Cooper, his substantial contributions to the company’s strategic transformation into a stronger grocery anchored and mixed-use portfolio concentrated in the first ring of major metropolitan target markets, his continued mentoring and development of our executive team, and his contributions in evaluating the Merger; (b) for Mr. Flynn, his leadership in negotiating the Merger and exceeding the transaction synergies targets, his continued decisive work in leading the Company toward achieving its 2025 strategy, his continued stewardship of Kimco Realty’s ESG and DEI programs; and his continued leadership of the Company during a tumultuous pandemic environment while achieving a total shareholder return that outperformed the Kimco Realty defined shopping center peer group; (c) for Mr. Ross Cooper, his continued efforts in utilizing our cost of capital advantage to increase our investment activity resulting in being a net asset acquirer in 2021, his sizable contribution in evaluating the feasibility of the Merger and his continued oversight of our Albertson’s investment; (d) for Mr. Glenn Cohen, his continued oversight and build out of the Company’s enterprise finance and accounting systems which provide real time access to property level data and advanced modeling capabilities, his continued efforts to strengthen the balance sheet and liquidity position by maintaining over $2 billion of immediate liquidity and reducing Look-Through Net Debt to EBITDA to 6.6x, and his significant contributions in overseeing the successful integration of all Weingarten Realty Investors financial data by the Merger completion date; and (e) for Mr. Jamieson, his strategic leadership over the reorganization of the Company’s operational structure that reduced the regional reporting framework from four regions to three regions, followed by his exceptional oversight of the Weingarten Realty Investors operational integration strategy, his continued critical oversight of signature series development and redevelopment projects, including the expansion of the number of mixed-use entitlements, and leasing a recovery in the operating fundamentals which include delivering same property NOI growth and occupancy levels well above expectations.

2021 NEO BONUSES

NAME	2021 TARGET BONUS	2021 BONUS EARNED(1)
Milton Cooper(2)	$800,000	$1,600,000
Conor C. Flynn	$1,750,000	$3,500,000
Ross Cooper	$675,000	$1,350,000
Glenn G. Cohen	$650,000	$1,300,000
David Jamieson	$650,000	$1,300,000

(1) NEOs may elect to receive Restricted Stock under the Company’s 2020 Equity Participation Plan in lieu of some or all of their annual cash bonus for calendar year 2021. The number of shares of Restricted Stock will be determined by (i) multiplying 120%, by the applicable bonus amount (or portion thereof) and (ii) dividing the product by the Fair Market Value (as defined in the 2020 Equity Participation Plan) of a share of the Company’s common stock on February 16, 2022, with the result rounded to the nearest ten shares. The NEO may elect a five-year ratable vesting or a five-year cliff vesting schedule.

(2) Mr. Milton Cooper elected to be paid his 2021 annual bonus payment in the form of shares of restricted stock with a grant date fair value equal to 120% of his bonus amount based on the closing price per share of our Common Stock on the date immediately preceding the date of grant and was awarded 79,110 shares on February 17, 2022 that vest on February 13, 2027, subject to continued employment with the Company on the applicable vesting date.

LONG-TERM INCENTIVE PLAN

The Company maintains a long-term incentive plan pursuant to which the Company makes annual equity-based compensation awards to the NEOs. The Executive Compensation Committee used its business judgment, after reviewing various peer compensation data, to determine appropriate equity compensation in order to recognize the potential of our executive officers for our business and retain our executive officers for the long term.

In 2019, each of the NEOs was granted performance shares that permitted them to earn vested shares of Common Stock based on the Company’s total stockholder return compared to peers listed in the Bloomberg REIT Shopping Center Index over a three-year performance period, which commences with the year of grant. The grant date fair value of the performance shares granted to Messrs. Milton Cooper, Flynn, Ross Cooper, Cohen and Jamieson for 2019 was $1,158,080, $2,274,800, $723,800, $1,282,160 and $723,800, respectively, calculated using the Monte Carlo method in accordance with the provision of FASB ASC 718, excluding the effect of estimated forfeitures.

The Monte Carlo method is a methodology that generates a large number of possible outcomes with respect to the variables that will determine the ultimate value of the performance share award – in this case, the Company’s total stockholder return over the applicable performance period and the total stockholder return of the companies in the Bloomberg REIT Shopping Center Index. The Company’s total shareholder return for the 2019-2021 performance period was in the 96.5 percentile of the peer group. Because this was above the

38	Kimco Realty Corporation 2022 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS

maximum level of the award, 200% of the shares were issued in respect of the 2019 performance share awards and each of the NEOs realized a value in respect of these awards.

Approximately 33% of the value of the equity awards granted in 2021 to the NEOs was awarded in the form of time-vesting restricted stock eligible to vest, at the election of the NEO, either in 20% increments on each of the first, second, third, fourth and fifth anniversaries of February 13, 2021, or in a single installment on February 13, 2026.

For 2021, the time-vesting awards were granted under the Company’s 2020 Equity Participation Plan. The actual time-vesting awards granted in 2021 are set out in the “Grants of Plan-Based Awards for 2021” table on page 44.

In 2021, we also issued Mr. Milton Cooper 56,060 shares of restricted stock subject to time-based vesting conditions. These shares were issued pursuant to his election to receive his 2020 annual bonus payment in the form of shares of restricted stock with a grant date fair value based on the closing price on the day before the grant date equal to 120% of his bonus award. These restricted shares are scheduled to vest in a single installment on February 13, 2026. These restricted shares also entitle him to receive dividends associated with the underlying shares.

Approximately 67% of the value of the equity awards granted in 2021 to the NEOs was awarded in the form of performance shares. The performance shares granted in 2021 permit the NEOs to earn vested shares of Common Stock based on the Company’s total stockholder return compared to peers listed in the Bloomberg REIT Shopping Center Index over a three-year performance period, which commences with the year of the grant. The performance shares granted in 2021 also include the right to receive, if and when the underlying shares are earned, the equivalent value (paid in shares without interest) of dividends declared on the earned shares following issuance of the performance shares and before issuance of any earned stock. The 2021 performance shares provide a target number of shares that may be earned in the performance period if the Company’s total stockholder return for the period equals the 50th percentile of its peers listed in the Bloomberg REIT Shopping Center Index. The number of performance shares actually earned for the performance period may range between a threshold of 50% of the target number of shares if the Company’s total stockholder return for the period is at least in the 25th percentile of its peers listed in the Bloomberg REIT Shopping Center Index and a maximum of 200% of the target number of shares for the period if the Company’s total stockholder return for the period equals or exceeds the 85th percentile of its peers listed in the Bloomberg REIT Shopping Center Index.

Linear interpolation is used to determine the shares earned for the performance period if the Company’s total stockholder return falls between the specified percentile levels. If the Company’s total stockholder return for the performance period is less than the threshold level, no performance shares are earned or issued for the period.

Companies listed in the Bloomberg REIT Shopping Center Index on January 1st of each calendar year (excluding the Company) are the peer group used to determine relative total stockholder return and the number of shares of stock earned with respect to each performance period beginning on January 1, 2021. If a constituent company in the peer group ceases to be actively traded, due, for example, to merger or bankruptcy or the Executive Compensation Committee otherwise reasonably determines that it is no longer suitable, then such company shall be removed from the peer group. For 2021, these companies were:

●	Acadia Realty Trust

●	Alexander’s Inc.

●	Brixmor Property Group, Inc.

●	Cedar Shopping Centers Inc.

●	Site Centers

●	Federal Realty Investment Trust

●	Kite Realty Group Trust

●	Ramco-Gershenson Properties Trust

●	Regency Centers Corp.

●	Retail Opportunity Investment Corp.

●	Retail Properties of America, Inc.

●	Saul Centers Inc.

●	Urban Edge Properties

●	Urstadt Biddle Properties Inc. (UBA)

●	Weingarten Realty Investors (which was removed following the Merger)

●	Whitestone REIT
Kimco Realty Corporation 2022 PROXY STATEMENT	39

COMPENSATION DISCUSSION & ANALYSIS

COMPARISON TO COMPETITIVE MARKET

The Executive Compensation Committee reviews competitive compensation data from a select group of peer companies and broader survey sources. However, NEO compensation is not a direct function of market pay levels. Instead, the Executive Compensation Committee uses market data to help confirm that NEO pay practices are reasonable. For 2021, the following peer group (which was unchanged from 2020) which is used to benchmark pay practices and with whom we compete for talent, was reviewed.

●	AvalonBay Communities Inc.
●	Boston Properties Inc.
●	Brixmor Property Group
●	Duke Realty Corp.
●	Equity Residential
●	Federal Realty Investment Trust
●	Healthpeak Properties
●	Prologis
●	Public Storage
●	Realty Income Corp.
●	Regency Centers Corp.
●	Site Centers
●	SL Green Realty Corp.
●	The Macerich Company
●	Urban Edge Properties
●	Vornado Realty Trust
●	Weingarten Realty Investors

Our senior management team proposed the peer group of companies, which was reviewed and approved by the Executive Compensation Committee and independently reviewed by Pay Governance. Pay Governance reports directly to the Executive Compensation Committee and, in 2021, provided no services to the Company other than executive compensation consulting services.

The survey sources utilized by the Executive Compensation Committee in reviewing executive compensation provide aggregate data, and the Executive Compensation Committee is not provided with compensation data specific to any individual constituent company in the surveys, other than any overlap between the survey constituent companies and our peer group discussed above.

ADDITIONAL COMPENSATION CONSIDERATIONS

LONG-TERM INCENTIVES – EQUITY AWARDS

The Executive Compensation Committee may accelerate equity vesting upon an NEO’s termination at its discretion, including upon a qualifying retirement from the Company. We do not maintain special pension plans for our NEOs because we believe the accelerated vesting of certain equity awards in connection with retirement should offset the lack of such plans, though we generally retain discretion on whether or not to accelerate equity awards in connection with retirement.

If an NEO holding time-based restricted stock is terminated prior to vesting as a result of his death or disability or, with the consent of the Executive Compensation Committee, due to his retirement, or (for participants in the Executive Severance Plan) is terminated by the Company without cause, the employee would generally vest in the unvested stock. Prior to vesting, recipients of restricted stock may vote the shares and also receive dividends. Additionally, upon a qualifying termination of employment, a participant may remain eligible to receive payment for outstanding performance shares upon the achievement of the applicable performance goals and without regard to any continued employment condition.

EXECUTIVE SEVERANCE PLAN – “DOUBLE-TRIGGER” CHANGE IN CONTROL SEVERANCE ARRANGEMENT

On March 15, 2010, the Executive Compensation Committee adopted the Kimco Realty Corporation Executive Severance Plan, as amended from time to time (the “Executive Severance Plan”) pursuant to which certain of our NEOs are eligible for severance payments if the covered executive’s employment is terminated by the Company without “Cause” or, following a change in control, by the executive for “Good Reason” (each as defined in the Executive Severance Plan), subject in all cases to the terms and conditions described in the Executive Severance Plan. Upon a covered termination of employment, a participant will receive two times the sum of (a) the participant’s annual base salary and (b) the amount of the participant’s annual bonus received in the prior year, payable in equal installments over the two years following the termination or in a lump sum if the termination occurs within two years following a change in control.

The participant will also receive a payment equivalent to 18 months of premium payments for continued participation in the Company’s health insurance plans or successor plans (running concurrently with the COBRA period) and accelerated vesting of all unvested annual stock options and restricted stock

40	Kimco Realty Corporation 2022 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS

awards, with the exception of extraordinary awards. In certain circumstances, if a participant would otherwise have incurred excise taxes under Section 4999 of the Internal Revenue Code (“Parachute Payment Taxes”), his or her payments will be reduced to the “safe harbor amount,” such that no such excise taxes would be due. The Executive Severance Plan does not provide for any gross-up payments for Parachute Payment Taxes incurred by any participant. Mr. Milton Cooper did not participate in the Company’s Executive Severance Plan for 2021.

RETIREMENT PLANS

We maintain a 401(k)-retirement plan (the “401(k) Plan”) in which substantially all employees, including our NEOs, are eligible to participate. The 401(k) Plan permits participants to defer up to a maximum of 100% of their eligible compensation, up to the federal limit. The Company currently makes matching contributions on a dollar-for-dollar basis to all employees contributing to their 401(k) accounts and who have completed one year of employment with the Company, of up to 5% of the employee’s eligible compensation (and subject to a maximum of $8,500 for highly compensated employees). Participants in the 401(k) Plan are not subject to federal and state income tax on salary deferral contributions or Company contributions or on the earnings thereon until such amounts are withdrawn from the 401(k) Plan. Salary reduction contributions are treated as wages subject to FICA and Medicare tax. Withdrawals from the 401(k) Plan may only be made upon termination of employment, or in connection with certain provisions of the 401(k) Plan that permit hardship withdrawals, allow in-service distributions and loans, or require minimum distributions. The 401(k) Plan also includes a Roth 401(k) feature which enables participants to defer some or all of their 401(k) contributions on an after-tax rather than pre-tax basis, allowing for tax-free (federal and most state) distributions on both participant contributions and related earnings at retirement. Generally, participation in the Roth 401(k) allows for tax free distributions if the Roth account has been in place for 5 years and the participant has attained age 59½. We do not maintain any other retirement plans for our NEOs or employees. The Company does not provide any pension benefits or any nonqualified deferred compensation to its NEOs or employees.

TAX AND ACCOUNTING CONSIDERATIONS

The recognition or deferral of period expense in our financial statements did not factor into the allocation of compensation among base salary, bonus and equity awards for 2021. Cash salary and bonuses are charged as an expense in the period in which the amounts are earned by the NEO. Certain provisions of the Internal Revenue Code may affect compensation decisions. Section 409A of the Internal Revenue Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A. The Committee takes into account the implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure any nonqualified deferred compensation plans or arrangements to be exempt from or to comply with the requirements of Section 409A.

Section 280G of the Internal Revenue Code disallows a company’s tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately equal to three times their average annual compensation, and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on those payments. The Committee takes into account the implications of Section 280G in determining potential payments to be made to our executives in connection with a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, such payments may not be deductible pursuant to Section 280G.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the corporation’s chief executive officer and certain other executive officers. The Committee has not adopted a policy requiring all executive compensation to be fully deductible and has authorized compensation payments that may be subject to the Section 162(m) limitation.

Kimco Realty Corporation 2022 PROXY STATEMENT	41

COMPENSATION DISCUSSION & ANALYSIS

PERQUISITES

We offered or provided the following material perquisites to our NEOs in 2021:

●	We provided Mr. Milton Cooper with the use of a car and driver to travel for Company business and Messrs. Flynn and Jamieson with the use of a car to conduct their duties as executive officers of the Company. Other employees may use these vehicles for Company business when not in use by an NEO. In 2021, Messrs. Milton Cooper, Flynn, and Jamieson were allowed to use the car without a driver for personal use. In 2021, Messrs. Cohen and Ross Cooper received car allowances in the amounts of $10,920 and $12,250, respectively.
●	We provide all of our NEOs a limited long-term care benefit of $3,500 per month as part of a group policy. These individuals may elect to purchase additional long-term care insurance at their own cost.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee (the “Committee”) of Kimco Realty Corporation, a Maryland corporation (the “Company”), has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis that is required by Securities and Exchange Commission Rules to be included in the Proxy Statement.

Based on that review and those discussions, the Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
Frank Lourenso, Chairman
Philip E. Coviello
Henry Moniz
Mary Hogan Preusse
Valerie Richardson
Richard B. Saltzman

42	Kimco Realty Corporation 2022 PROXY STATEMENT

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE FOR 2021

The following table sets forth the summary compensation of the NEOs of the Company for the 2021, 2020 and 2019 calendar years.

Name	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Milton Cooper Executive Chairman of the Board of Directors	2021	750,000	1,836,355(3)	1,600,000(4)	3,702	4,190,057
	2020	750,000	1,605,517	832,000	10,470	3,197,987
	2019	750,000	1,818,654	1,214,720	23,462	3,806,836
Conor C. Flynn Chief Executive Officer	2021	1,000,000	5,963,854	3,500,000	24,284	10,488,138
	2020	1,000,000	4,866,760	1,820,000	26,748	7,713,508
	2019	1,000,000	3,250,511	2,657,200	40,856	6,948,567
Ross Cooper President and Chief Investment Officer	2021	700,000	1,848,807	1,350,000	27,337	3,926,144
	2020	700,000	1,508,739	702,000	25,837	2,936,576
	2019	575,000	2,015,499	911,040	23,308	3,524,847
Glenn G. Cohen Executive Vice President, Chief Financial Officer and Treasurer	2021	675,000	1,848,807	1,300,000	24,094	3,847,901
	2020	675,000	1,508,739	676,000	26,594	2,886,333
	2019	675,000	1,798,812	986,960	23,901	3,484,673
David Jamieson Executive Vice President and Chief Operating Officer	2021	675,000	1,848,807	1,300,000	13,417	3,837,224
	2020	675,000	1,508,739	676,000	16,759	2,876,498
	2019	550,000	2,015,531	911,040	19,324	3,495,895

(1) Amounts reflect the compensation cost to the Company in 2021, 2020 and 2019 of the equity awards based on the aggregate grant date fair value calculated in accordance with the provision of FASB ASC 718, excluding the effect of estimated forfeitures. Fair value is determined, depending on the type of award, using the closing price on the date immediately preceding the grant date or the Monte Carlo method, both of which are intended to estimate the fair value of the awards at the grant date. The Monte Carlo method is a methodology that generates a large number of possible outcomes with respect to the variables that will determine the ultimate value of the performance share award-in this case, the Company’s total stockholder return over the applicable performance period and the total stockholder return of the companies in the applicable index of peer companies. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 22 to Consolidated Financial Statements in the Company’s annual report on Form 10-K for the year ended December 31, 2021. The maximum possible value of the 2021 performance shares (200%), based on the closing price per share of our Common Stock on the date before they were granted ($17.81), was as follows: $1,866,844 for Mr. Milton Cooper; $6,666,639 for Mr. Flynn, $2,066,672 for Messrs. Ross Cooper, Cohen and Jamieson. For additional information regarding the equity awards granted to the NEOs in 2021 refer to the 2021 Grants of Plan-Based Awards table. For 2019, Messrs. Milton Cooper, Flynn, Ross Cooper, Cohen and Jamieson were granted performance shares with a grant date fair value of $1,158,080, $2,274,800, $723,800, $1,282,160 and $723,800, respectively, calculated using the Monte Carlo method in accordance with the provision of FASB ASC 718, excluding the effect of estimated forfeitures. As described above under “Compensation Discussion & Analysis-Long-Term Incentive Plan,” based on the Company’s performance during the applicable performance period, shares were issued in respect to the 2019 performance share awards which were granted on February 17, 2022 with a $24.27 close price and Messrs. Milton Cooper, Flynn, Ross Cooper, Cohen and Jamieson realized a value in respect of these awards in the amount of $2,555,146, $5,019,036, $1,596,966, $2,828,911 and $1,596,966, respectively.

(2) In 2021, Messrs. Cohen and Ross Cooper received car allowances in the amount of $10,920 and $12,250, respectively. The Company provided Mr. Milton Cooper with the use of a car and driver to travel for Company business and Messrs. Flynn and Jamieson with the use of a car to conduct their duties as an executive officer of the Company. The NEOs’ drivers are employees who have additional responsibilities at the Company. The Company calculated the cost of the perquisite based on leased value and usage by the NEO compared to overall usage for the year. Accordingly, the aggregate incremental cost of this perquisite to the Company in 2021 for Messrs. Milton Cooper, Flynn, and Jamieson was $216, $4,666 and $302, respectively. The policy on the use of the cars for 2021, 2020 and 2019 is outlined below:

●	the cars and drivers were available, when not in use by the foregoing executive officers, for other employees conducting Company business;
●	these services were also available under certain circumstances to third parties involved in Company business at the Company’s Jericho location;
●	the cars and drivers were used from time to time for deliveries and other transportation of documents or other materials; and
●	the cars were available to these officers with drivers for business related travel and without drivers for personal use.
Kimco Realty Corporation 2022 PROXY STATEMENT	43

COMPENSATION TABLES

The Company’s policy on paid time off provides employees who have attained 10 years of service one week of pay in lieu of one additional week of paid time off annually. Messrs. Flynn, Ross Cooper, Cohen, and Jamieson each received such payment in the amount of $19,230, $13,461, $12,981 and $12,981, respectively. Mr. Milton Cooper is excluded from this paid time off benefit. The Company’s policy on service provides employees who have attained certain service milestones a one-time payment of $100 times the number of service years, i.e. five years earns $500. In 2021, Mr. Ross Cooper received a $1,500 payment in recognition for attaining the 15-year service milestone. The Company paid $270 in respect to a subscription of LifeLock for identity protection services. The Company also provided all of our NEOs a limited long-term care benefit of $3,500 per month as part of a group policy. The annual premium on this benefit for Messrs. Milton Cooper, Flynn, Ross Cooper, Cohen, and Jamieson was $3,486, $118, $126, $193 and $134, respectively.

(3) Mr. Milton Cooper elected to be paid his 2020 annual bonus payment in the form of shares of restricted stock with a grant date fair value equal to 120% of his bonus amount based on the closing price per share of our Common Stock on the date immediately preceding the date of grant and was awarded 56,060 shares on February 18, 2021 that vest on February 13, 2026, subject to continued employment with the Company on the applicable vesting date. Amount shown includes $166,399, which represents the grant date fair value calculated in accordance with the provision of FASB ASC 718, excluding the effect of estimated forfeitures, of the number of restricted shares with a grant date fair value of 20% of Mr. Milton Cooper’s 2020 annual bonus payment. For additional information regarding this equity award, refer to the 2021 Grants of Plan-Based Awards table.

(4) Mr. Milton Cooper elected to be paid his 2021 annual bonus payment in the form of shares of restricted stock with a grant date fair value equal to 120% of his bonus amount based on the closing price per share of our Common Stock on the date immediately preceding the date of grant and was awarded 79,110 shares on February 17, 2022 that vest on February 13, 2027, subject to continued employment with the Company on the applicable vesting date.

GRANTS OF PLAN-BASED AWARDS FOR 2021

The following table provides information on non-equity and equity incentive plan awards granted to the NEOs during 2021:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Milton Cooper		320,000	800,000	1,600,000
	2/18/2021				26,205	52,410	104,820		1,203,334
	2/18/2021							26,200(2)	466,622
	2/18/2021							9,343(4)	166,399
Conor C. Flynn		700,000	1,750,000	3,500,000
	2/18/2021				93,580	187,160	374,320		4,297,194
	2/18/2021							93,580(2)	1,666,660
Ross Cooper		270,000	675,000	1,350,000
	2/18/2021				29,010	58,020	116,040		1,332,139
	2/18/2021							29,010(2)	516,668
Glenn G. Cohen		260,000	650,000	1,300,000
	2/18/2021				29,010	58,020	116,040		1,332,139
	2/18/2021							29,010(2)	516,668
David Jamieson		260,000	650,000	1,300,000
	2/18/2021				29,010	58,020	116,040		1,332,139
	2/18/2021							29,010(2)	516,668

(1) The actual payout amounts are set out in the Summary Compensation Table for 2021.

(2) Each of the NEOs received a time-vesting restricted stock award on February 18, 2021 under the 2020 Equity Participation Plan. Restricted stock awards vest in 20% increments on each of the first, second, third, fourth and fifth anniversaries of February 13, 2021, subject to continued employment with the Company on the applicable vesting date, except that Messrs. Milton Cooper, Flynn, Ross Cooper and Cohen elected for their respective stock awards to instead vest entirely on the fifth anniversary of the grant date, subject to continued employment with the Company on the applicable vesting date.

(3) All awards were granted under the 2020 Equity Participation Plan. Fair value is determined, depending on the type of award, using the Monte Carlo method or the closing price per share of our Common Stock on the date immediately preceding the grant date, which are intended to estimate the grant date fair value of the performance shares and restricted stock, respectively. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 22 to Consolidated Financial Statements in the Company’s annual report on Form 10-K for the year ended December 31, 2021.

(4) Mr. Milton Cooper elected to receive all or a portion of his 2020 annual bonus payment in the form of shares of restricted stock with a grant date fair value based on the closing price on the date immediately preceding the grant date equal to 120% of their bonus award. Amount represents the number of restricted shares with a grant date fair value of 20% of Mr. Milton Cooper’s 2020 elected conversion amount.

44	Kimco Realty Corporation 2022 PROXY STATEMENT

COMPENSATION TABLES

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2021

The following table provides information on outstanding equity awards as of December 31, 2021 for each NEO.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Milton Cooper	2/22/2018					27,250(3)	671,713
	2/22/2018					79,780(4)	1,966,577
	2/13/2019					26,320(3)	648,788
	2/13/2019					65,620(5)	1,617,533
	2/13/2020					24,860(3)	612,799
	2/13/2020							99,440	2,451,196
	2/13/2020					77,660(6)	1,914,319
	2/18/2021					26,200	645,830
	2/18/2021							104,820	2,583,813
	2/18/2021					56,060(11)	1,381,879
Conor C. Flynn	2/16/2012					7,000(8)	172,550
	5/20/2013	2,700		24.12	5/20/2023
	2/22/2018					56,770(3)	1,399,381
	2/13/2019					51,700(3)	1,274,405
	2/13/2019					19,980(5)	492,507
	2/13/2020					88,790(3)	2,188,674
	2/13/2020							355,180	8,755,187
	2/18/2021					93,580(3)	2,306,747
	2/18/2021							374,320	9,226,988
Ross Cooper	2/13/2013	3,125		21.54	2/13/2023
	2/22/2018					16,460(3)	405,739
	2/13/2019					16,450(3)	405,493
	10/31/2019					46,000(9)	1,133,900
	2/13/2020					27,530(3)	678,615
	2/13/2020							110,100	2,713,965
	2/18/2021					29,010(3)	715,097
	2/18/2021							116,040	2,860,386
Glenn G. Cohen	2/16/2012					10,000(8)	246,500
	2/22/2018					31,790(3)	783,624
	2/13/2019					29,140(3)	718,301
	2/13/2020					27,530(3)	678,615
	2/13/2020							110,100	2,713,965
	2/18/2021					29,010(3)	715,097
	2/18/2021							116,040	2,860,386
Kimco Realty Corporation 2022 PROXY STATEMENT	45

COMPENSATION TABLES

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David Jamieson	2/22/2018					6,584(7)	162,296
	2/13/2019					9,870(7)	243,296
	8/1/2019					52,060(10)	1,283,279
	2/13/2020					22,024(7)	542,892
	2/13/2020							110,100	2,713,965
	2/18/2021					29,010(7)	715,097
	2/18/2021							116,040	2,860,386

(1) Represents stock options.

(2) Represents performance share awards granted in 2020 and 2021 for which the applicable performance period has not been completed. Each performance share award granted in 2019 provided for the ability to earn and receive shares after the end of a three-year performance period based on the Company’s total stockholder return in the applicable performance period compared to peers listed in the Bloomberg REIT Shopping Center Index. The Company’s total stockholder return for the 2019-2021 performance period was in the 96 5/10th percentile of its peer group. Therefore, each NEO earned a number of shares representing 200% of the performance share award granted to them in 2019. Each performance share award granted in 2020 and 2021 provides for the ability to earn and receive shares after the end of a three-year performance period based on the Company’s total stockholder return in the applicable performance period compared to peers listed in the Bloomberg REIT Shopping Center Index. Shares of stock issued with respect to earned performance share awards are fully vested at issuance.

(3) Messrs. Milton Cooper, Flynn, Ross Cooper, and Cohen have chosen a five-year cliff vesting for their annual grant which vests in a single installment on the fifth anniversary of the grant date.

(4) Mr. Milton Cooper’s grant on February 22, 2018 of 79,780 shares were issued as a result of his election to receive his 2017 annual bonus payment in the form of shares of restricted stock. These shares are scheduled to vest in a single installment on February 13, 2023, subject to continued employment with the Company on the applicable vesting date.

(5) Messrs. Milton Cooper and Flynn’s grant on February 13, 2019 of 65,620 and 19,980 shares, respectively were issued as a result of their election to receive their 2018 annual bonus payment in the form of shares of restricted stock. These shares are scheduled to vest in a single installment on February 13, 2024, subject to continued employment with the Company on the applicable vesting date.

(6) Mr. Milton Cooper’s grant on February 18, 2020 of 77,660 shares were issued as a result of his election to receive his 2019 annual bonus payment in the form of shares of restricted stock. These shares are scheduled to vest in a single installment on February 13, 2025, subject to continued employment with the Company on the applicable vesting date.

(7) Represents shares of restricted stock that vest in 20% increments on each of the first, second, third, fourth and fifth anniversaries of the grant date, subject to continued employment with the Company on the applicable vesting date.

(8) Messrs. Flynn and Cohen’s shares of restricted stock granted on February 16, 2012 vest in 20% increments annually beginning on February 16, 2018, subject to continued employment with the Company on the applicable vesting date.

(9) Mr. Ross Cooper received a special award of restricted stock on October 31, 2019, which vests in a single installment on the fifth anniversary of the grant date, subject to continued employment with the Company on the applicable vesting date.

(10) Mr. Jamieson received a special award of restricted stock on August 1, 2019, which vests in a single installment on the fifth anniversary of the grant date, subject to continued employment with the Company on the applicable vesting date.

(11) Mr. Milton Cooper’s grant on February 18, 2021 of 56,060 shares were issued as a result of his election to receive his 2020 annual bonus payment in the form of shares of restricted stock. These shares are scheduled to vest in a single installment on February 13, 2026, subject to continued employment with the Company on the applicable vesting date.

46	Kimco Realty Corporation 2022 PROXY STATEMENT

COMPENSATION TABLES

EMPLOYMENT AGREEMENTS

The Committee determined in 2010 to discontinue the use of individual employment agreements with the Company’s executive officers.

OPTION EXERCISES AND STOCK VESTED IN 2021

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Milton Cooper	188,766	3,375,728
Conor C. Flynn	397,822	6,752,580
Ross Cooper	95,577	1,706,508
Glenn G. Cohen	161,668	2,882,532
David Jamieson	93,070	1,661,306

(1) Includes shares attained from dividend equivalents associated with the 2018 performance awards based on the close price on the date immediately preceding the vesting date.

(2) Computed by multiplying the number of shares of Common Stock by the closing price on the date immediately preceding the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Please see page 40 “Additional Compensation Considerations – Executive Severance Plan – ‘Double-Trigger’ Change in Control Severance Arrangement” above for a discussion of certain compensation and benefits which our NEOs would receive upon a termination or change in control. None of the NEOs have “single trigger” arrangements that entitle them to benefits solely due to a change in control. However, upon a change in control, if an equity award is assumed or substituted in the change in control and the holder experiences a qualifying termination of service on or within 12 months following the change in control, the award will automatically vest in full. If an award is not assumed or substituted in a change in control, the Committee may cause such awards to become fully vested. Furthermore, upon a change in control, our performance share awards would be evaluated based on a shortened performance period ending on the date of the change in control, and any resulting restricted stock would, if not assumed in the change in control, automatically vest in full.

ASSUMED TERMINATION WITHOUT CAUSE

The following table was prepared as though each of the NEOs had been terminated without Cause on December 31, 2021. The assumptions and valuations are noted in the footnotes to the table.

Name	Base Salary Component of Lump-Sum Payment ($)(1)	Bonus Component of Lump-Sum Payment ($)(1)(2)	Stock Awards ($)(3)	Health Benefits ($)(4)	Total ($)(5)
Milton Cooper	-	-	$5,035,009	-	$5,035,009
Conor C. Flynn	$2,000,000	$3,640,000	$25,643,888	$57,891	$31,341,779
Ross Cooper	$1,400,000	$1,404,000	$7,779,294	$57,891	$10,641,185
Glenn G. Cohen	$1,350,000	$1,352,000	$8,469,987	$57,891	$11,229,878
David Jamieson	$1,350,000	$1,352,000	$7,237,930	$57,891	$9,997,821
Kimco Realty Corporation 2022 PROXY STATEMENT	47

COMPENSATION TABLES

(1) In accordance with the Executive Severance Plan, Messrs. Flynn, Ross Cooper, Cohen and Jamieson are entitled to two times the sum of their (a) base salary plus (b) prior year’s annual bonus upon a termination without Cause.

(2) In accordance with the Executive Severance Plan, 2020 (prior year) bonus amounts are used for the bonus component in this table.

(3) In accordance with the Executive Severance Plan, Messrs. Flynn, Ross Cooper, Cohen and Jamieson are entitled to full vesting of annual restricted stock awards, with the exception of extraordinary awards, upon a termination without Cause. In addition, upon a termination without Cause or due to retirement or upon resignation for “Good Reason” (as defined in the applicable award agreement), each of the NEOs would remain eligible to earn and be issued the outstanding performance shares, and the actual number of shares earned and issued would depend on the Company’s total stockholder return during the applicable performance periods. Assuming performance at maximum level and based on the market price of our stock on December 31, 2021 ($24.65), the total performance share values, disregarding any discount for the time-value of money, would be $5,035,009 for Mr. Milton Cooper, $17,982,175 for Mr. Flynn, $5,574,351 for Messrs. Ross Cooper, Cohen and Jamieson.

(4) Amounts are based on the cost of coverage during 2021.

(5) In certain circumstances, these amounts may be reduced so as to avoid any potential issues relating to Section 280G or excise taxes imposed under Section 4999 of the Internal Revenue Code. See “Additional Compensation Considerations - Tax and Accounting Considerations” and “Additional Compensation Considerations – Executive Severance Plan – ‘Double-Trigger’ Change in Control Severance Arrangement.”

ASSUMED TERMINATION FOR DEATH OR DISABILITY

The following table was prepared as though each of the NEOs had been terminated due to death or disability on December 31, 2021. The assumptions and valuations are noted in the footnotes to the table.

Name	Stock Awards: Death/Disability ($)(1)
Milton Cooper	$14,494,447
Conor C. Flynn(2)	$25,816,438
Ross Cooper(2)	$8,913,194
Glenn G. Cohen(2)	$8,716,487
David Jamieson(2)	$8,819,178

(1) Upon a termination of employment due to death or disability, the vesting of Mr. Milton Cooper’s 383,750, Mr. Flynn’s 310,820, Mr. Ross Cooper’s 89,450, Mr. Cohen’s 117,470 and Mr. Jamieson’s 67,488 unvested time-based shares of restricted stock would accelerate. In addition, upon a termination of employment due to death or disability, each of the NEOs would remain eligible to earn and be issued the outstanding performance shares, and the actual number of shares earned and issued would depend on the Company’s total stockholder return during the applicable performance periods. Assuming performance at maximum level and based on the market price of our stock on December 31, 2021 ($24.65), the total value of the performance shares as of December 31, 2021, disregarding any discount for the time value of money, would be $5,035,009 for Mr. Milton Cooper, $17,982,175 for Mr. Flynn, $5,574,351 for Messrs. Ross Cooper, Cohen and Jamieson.

(2) The vesting of the unvested portion of Messrs. Flynn, Ross Cooper, Cohen and Jamieson’s retention awards of 7,000 restricted shares, 46,000 restricted shares, 10,000 restricted shares and 52,060 restricted shares, respectively, would accelerate as a result of termination due to death or disability. As of December 31, 2021, the value of Messrs. Flynn, Ross Cooper, Cohen and Jamieson’s retention awards were $172,550, $1,133,900, $246,500 and $1,283,279, respectively.

48	Kimco Realty Corporation 2022 PROXY STATEMENT

COMPENSATION TABLES

ASSUMED TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL

The following table was prepared as though each NEO experienced a termination of employment without Cause or for Good Reason in connection with a change in control on December 31, 2021. The assumptions and valuations are noted in the footnotes to the table.

Name	Base Salary Component of Lump-Sum Payment ($)(1)	Bonus Component of Lump-Sum Payment ($)(1)(2)	Stock Awards ($)(3)	Health Benefits ($)(4)	Total ($)(5)
Milton Cooper	-	-	$5,035,009	-	$5,035,009
Conor C. Flynn	$2,000,000	$3,640,000	$25,643,888	$57,891	$31,341,779
Ross Cooper	$1,400,000	$1,404,000	$7,779,294	$57,891	$10,641,185
Glenn G. Cohen	$1,350,000	$1,352,000	$8,469,987	$57,891	$11,229,878
David Jamieson	$1,350,000	$1,352,000	$7,237,930	$57,891	$9,997,821

(1) In accordance with the Executive Severance Plan, Messrs. Flynn, Ross Cooper, Cohen and Jamieson are entitled to two times the sum of their (a) base salary plus (b) prior year’s annual bonus upon a termination without Cause or resignation for Good Reason (as defined in the Executive Severance Plan) in connection with a change in control.

(2) In accordance with the Executive Severance Plan, 2020 (prior year) bonus amounts are used for the bonus component in this table.

(3) In accordance with the Executive Severance Plan, Messrs. Flynn, Ross Cooper, Cohen and Jamieson are entitled to full vesting of annual restricted stock awards, with the exception of extraordinary awards, upon a termination without Cause or for Good Reason (as defined in the Executive Severance Plan) in connection with a change in control. In addition, upon a termination without Cause or due to retirement or upon resignation for “Good Reason” (as defined in the applicable award agreement), each of the NEOs would remain eligible to earn and be issued the outstanding performance shares, and the actual number of shares earned and issued would depend on the Company’s total stockholder return during the applicable performance periods. Assuming performance at maximum level and based on the market price of our stock on December 31, 2021 ($24.65), the total performance share values, disregarding any discount for the time-value of money, would be $5,035,009 for Mr. Milton Cooper, $17,982,175 for Mr. Flynn, $5,574,351 for Messrs. Ross Cooper, Cohen and Jamieson. In addition to the amounts shown in this column, upon a change in control, if any other equity award under the 2010 Equity Participation Plan or the 2020 Equity Participation Plan is assumed or substituted in the change in control and the holder experiences a qualifying termination of service on or within 12 months following the change in control, the award will automatically vest in full. However, if an award is not assumed or substituted in a change in control, the Committee may (but is not required to) cause such awards to become fully vested.

(4) Amounts are based on the cost of coverage during 2021.

(5) In certain circumstances, these amounts may be reduced so as to avoid any potential issues relating to Section 280G or excise taxes imposed under Section 4999 of the Internal Revenue Code. See “Additional Compensation Considerations - Tax and Accounting Considerations” and “Additional Compensation Considerations – Executive Severance Plan – ‘Double-Trigger’ Change in Control Severance Arrangement.”

EQUITY PARTICIPATION PLAN

DESCRIPTION OF PLAN

The Company maintains the 2020 Equity Participation Plan for the benefit of its eligible employees, consultants, and directors. The 2020 Equity Participation Plan is the successor to the 2010 Equity Participation Plan, which expired in March 2020.

The 2020 Equity Participation Plan authorizes the Executive Compensation Committee to provide equity and/or cash compensation, incentives and awards in the form of stock options, restricted stock, performance shares, dividend equivalents, stock payments, deferred stock, restricted stock units, stock appreciation rights (“SARs”), other stock- based awards and performance-based awards (which may be payable in either the form of cash or shares of Common Stock) structured by the Executive Compensation Committee within parameters set forth in the 2020 Equity Participation Plan, for the purpose of providing the Company’s officers, employees and consultants equity and/or cash compensation, incentives and rewards for superior performance. Key features of the 2020 Equity Participation Plan that reflect the Company’s commitment to effective management of incentive compensation include:

LIMITATIONS ON GRANTS

The number of shares of Common Stock that may be issued or transferred by the Company upon the exercise of incentive stock options may not exceed 10,000,000 in the aggregate, subject to certain adjustments, events and limitations described in the 2020 Equity Participation Plan.

NO REPRICING OR REPLACEMENT OF OPTIONS OR STOCK APPRECIATION RIGHTS

The 2020 Equity Participation Plan prohibits, without stockholder approval: (i) the amendment of options or SARs to reduce the exercise price and (ii) the replacement of an option or SAR with cash or any other award when the price per share of the option or SAR exceeds the fair market value of the underlying shares of Common Stock.

Kimco Realty Corporation 2022 PROXY STATEMENT	49

COMPENSATION TABLES

NO IN-THE-MONEY OPTION OR SAR GRANTS

The 2020 Equity Participation Plan prohibits the grant of options or SARs with an exercise or base price less than the fair market value of the Common Stock, generally the closing price of the Common Stock, on the date of grant.

INDEPENDENT ADMINISTRATION

The Executive Compensation Committee, which consists of only independent directors, administers the 2020 Equity Participation Plan.

CEO PAY RATIO

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Flynn, our CEO. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner intended to be consistent with Item 402(u) of Regulation S-K.

For 2021, our last completed fiscal year:

●	the median of the annual total compensation (inclusive of base salary, annual bonus, equity compensation, and benefits in the same manner as calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K) of all of our employees (other than our CEO) was $108,000; and
●	the annual total compensation of our CEO, as reported in the Summary Compensation Table for 2021 included in this Proxy Statement, was $10,488,138.

Based on this information, for 2021, the estimated ratio of the median of the annual total compensation of all of our employees (other than our CEO) to the annual total compensation of our CEO, was approximately 1 to 97.

DETERMINING THE MEDIAN EMPLOYEE AND ANNUAL TOTAL COMPENSATION

To identify the median employee from our employee population, we determined the annual total compensation of each of our employees as of December 31, 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We annualized base wages of any permanent employees who were employed for less than the full year or on unpaid leave during 2021, and we did not otherwise annualize or make any cost-of-living or other adjustments to employee compensation. Our employee population, including all full- and part-time employees, as of December 31, 2021 consisted of approximately 521 individuals, all of whom were located in the United States. Our employee population data described above does not include approximately 85 employees of Weingarten Realty Investors, which we acquired in August 2021.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2021.

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	488,755	21.48	8,545,866
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
Total	488,755	21.48	8,545,866

50	Kimco Realty Corporation 2022 PROXY STATEMENT

COMPENSATION TABLES

COMPENSATION OF DIRECTORS

During 2021, members of the Board of Directors and Committees thereof who were not also employees of the Company (“non-management directors”) were entitled to receive an annual retainer of $60,000 ($75,000 for the Lead Independent Director). Also, during 2021, the non-management directors were entitled to receive $20,000 each as members of the Audit Committee ($45,000 for the Chair), $10,000 each as members of the Executive Compensation Committee ($35,000 for the Chair) and $6,000 each as members of the Nominating and Corporate Governance Committee ($16,000 for the Chair). In accordance with the Company’s 2020 Equity Participation Plan and its predecessor, the non-management directors may be granted awards of deferred stock (“Deferred Stock”) in lieu of directors’ fees. Unless otherwise provided by the Board of Directors, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued. Employees of the Company who are also directors are not paid any directors’ fees. Non-management directors also received an annual award of restricted stock with a grant date value of approximately $175,000, which vests in 20% increments over a five-year period from the date of grant.

NON-MANAGEMENT DIRECTOR COMPENSATION FOR 2021

The following table sets forth the compensation of each non-management director earned in the calendar year 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Philip E. Coviello	121,000	175,072	296,072
Frank Lourenso	121,000	175,072	296,072
Colombe M. Nicholas(3)	38,000	175,072	213,072
Henry Moniz	96,000	175,072	271,072
Mary Hogan Preusse	121,000	175,072	296,072
Valerie Richardson	96,000	175,072	271,072
Richard B. Saltzman	96,000	175,072	271,072

(1) Amounts include the value of deferred stock received in lieu of directors’ fees for service in 2021. As of December 31, 2021, Messrs. Lourenso and Saltzman were entitled to 42,830 shares and 71,788 shares of deferred stock, respectively.

(2) Amounts reflect the dollar amount, without any reduction for risk of forfeiture, of the equity awards granted during the fiscal year ended December 31, 2021 based on the aggregate grant date fair value, calculated in accordance with the provision of FASB ASC 718. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 22 to Consolidated Financial Statements in the Company’s annual report on Form 10–K for the year ended December 31, 2021.

(3) Ms. Colombe M. Nicholas ceased serving as member of the Board of Directors effective April 27, 2021. The compensation above reflects partial fees earned or paid in cash.

As of December 31, 2021, Mr. Coviello and Ms. Nicholas held options to acquire 11,000 shares and Messrs. Lourenso and Saltzman each held options to acquire 5,500 shares.

As of December 31, 2021, Messrs. Coviello, Lourenso, Saltzman and Ms. Hogan Preusse each held 27,976 shares of restricted stock, Ms. Richardson held 27,576 shares of restricted stock and Mr. Moniz held 9,830 shares of restricted stock.

Kimco Realty Corporation 2022 PROXY STATEMENT	51

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our current written policies and procedures for review, approval or ratification of relationships or transactions with related persons are set forth in our:

●	Code of Conduct;
●	Corporate Governance Guidelines;
●	Nominating and Corporate Governance Committee Charter; and
●	Audit Committee Charter.

Our Code of Conduct applies to all of our directors and employees. Review and approval of potential conflicts of interest involving our directors, executive officers or other principal officers may only be conducted by our Board of Directors. A copy of the Company’s Code of Conduct is available through the Investors/Governance/Governance Documents section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will review annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), in the course of making independence determinations under the Company’s categorical independence standards for directors and the NYSE listing standards. Directors are expected to avoid any action, position or interest that conflicts with the interests of the Company or gives the appearance of a conflict. If an actual or potential conflict of interest develops, the director should immediately report the matter to the Chairman of the Board of Directors. Any significant conflict must be resolved, or the director should resign. If a director has a personal interest in a matter before the Board of Directors, the director will disclose the interest to the Board of Directors, excuse himself or herself from discussion on the matter and not vote on the matter. The Corporate Governance Guidelines further provide that the Board of Directors is responsible for reviewing and, where appropriate, approving major changes in and determinations under the Company’s Corporate Governance Guidelines, Code of Conduct and other Company policies. The Corporate Governance Guidelines also provide that the Board of Directors has the responsibility to ensure that the Company’s business is conducted with the highest standards of ethical conduct and in conformity with applicable laws and regulations.

Our Nominating and Corporate Governance Committee Charter provides that the Committee will, at least annually, review the relationships each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In addition, the Company’s legal staff, including its outside legal advisors, is primarily responsible for obtaining information through questionnaires and other procedures from the directors and executive officers with respect to related-person transactions and then determining whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s Proxy Statement.

Pursuant to the Audit Committee Charter and the Audit Committee’s policy regarding related-person transactions, as recorded in its minutes, the Audit Committee reviews and approves or ratifies related-person transactions that are required to be disclosed as well as all other related-person transactions identified to the Audit Committee by management or the Company’s internal audit function. In the course of its review and approval or ratification of a related-party transaction for which disclosure is required, the Audit Committee routinely considers: the nature of the related-person’s interest in the transaction; the material terms of the transaction; the importance of the transaction to the related person and to the Company and the extent to which such transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and any other matters deemed appropriate by the Audit Committee. All related-party transactions described in this Proxy Statement have been reviewed in accordance with this policy.

JOINT VENTURES

Mr. Milton Cooper has investments in certain real estate joint ventures and limited partnerships. The Company has an interest in certain of these joint ventures and partnerships which own and operate certain of the Company’s property interests. The Company receives various fees related to these joint ventures and partnerships.

FAMILY RELATIONSHIPS

Ross Cooper, President and Chief Investment Officer of the Company, is the grandson of Mr. Milton Cooper, Executive Chairman of the Board of Directors.

TRANSACTIONS WITH RIPCO REAL ESTATE CORPORATION

Ripco Real Estate Corp. (“Ripco”), a leading broker in the metro New York area with 70 representatives and five offices, serves as a leasing agent and representative for national and regional retailers including Target, Best Buy, Kohl’s and many others, providing real estate brokerage services and principal real estate investing. Todd Cooper, an officer and 50% stockholder of Ripco, is a son of Milton Cooper, Executive Chairman of the Board of Directors of the Company. During 2021, the Company paid brokerage commissions of $0.4 million to Ripco for services rendered primarily as leasing agent for various national tenants in shopping center properties owned by the Company. The Company believes that the brokerage commissions paid were at or below the customary rates for such leasing services.

52	Kimco Realty Corporation 2022 PROXY STATEMENT

AUDIT COMMITTEE REPORT

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of Kimco Realty Corporation, a Maryland corporation (the “Company”), is responsible for providing objective oversight of the Company’s financial accounting and reporting functions, system of internal control and audit process. During 2021, all of the directors who served on the Audit Committee were independent as defined under the current listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board. A copy of the Audit Committee Charter is available in the Investor Relations section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

Management of the Company is responsible for the Company’s system of internal control and its financial reporting process. The independent registered public accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent integrated audit of the Company’s consolidated financial statements and its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee is responsible for the monitoring and oversight of these processes as well as other risk managememt issues described on page 26.

In connection with these responsibilities, the Audit Committee met with management and the Company’s independent registered public accounting firm to review and discuss the December 31, 2021 audited consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with the independent registered public accountants the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. The Audit Committee also received written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accountants their independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accountants and the Audit Committee’s review of the December 31, 2021 audited consolidated financial statements and the representations of management and required communications from the Company’s independent registered public accountants, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
Philip E. Coviello, Chairman
Frank Lourenso
Henry Moniz
Mary Hogan Preusse
Valerie Richardson
Richard Saltzman

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Kimco Realty Corporation 2022 PROXY STATEMENT	53

PROPOSAL 2
ADVISORY RESOLUTION TO APPROVE THE COMPANY’S
EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, we are providing our stockholders with a vote for the approval, on a non-binding, advisory basis, of the Company’s executive compensation, as disclosed in this Proxy Statement in accordance with the SEC Rules.

Our Board of Directors is committed to corporate governance best practices and recognizes the substantial interests that stockholders have in executive compensation matters. The Executive Compensation Committee of our Board of Directors has designed our executive compensation programs to achieve the following key objectives:

Objective	How our compensation programs reflect this objective
Achieve long-term Company performance	● Align executive compensation with the Company’s and the individual’s performance ● Make a substantial portion of total compensation variable with performance
Align executives’ and stockholders’ interests

●  Provide executives with the opportunity to participate in the ownership of the Company

●  Reward executives for long-term growth in the value of our stock

●  Link executive pay to specific, measurable results intended to create value for stockholders

Motivate executives to achieve key performance goals

●  Compensate executives with performance-based awards that depend upon the achievement of established corporate targets

●  Reward executives for individual contributions to the Company’s achievement of Company-wide performance measures

Attract and retain a talented executive team	● Utilize an independent compensation consultant and market survey data to understand pay relative to peer companies

We encourage stockholders to review the Compensation Discussion and Analysis section beginning on page 32 of this Proxy Statement, which describes in detail our executive compensation philosophy and the design of our executive compensation programs. Our Board of Directors believes the Company’s executive compensation programs are effective in creating value for our stockholders and moving the Company towards realizing its long-term goals.

The Company has determined to hold a Say-on-Pay advisory vote every year, and the next Say-on-Pay advisory vote shall occur at the 2023 Annual Meeting of Stockholders. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking our stockholders to approve the compensation of our NEOs by casting a vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table for 2021 and the other related tables and narrative disclosure.”

The vote sought by this proposal is advisory and not binding on the Company, the Board of Directors or the Executive Compensation Committee. Although the vote is advisory and non-binding, the Company, the Board of Directors and the Executive Compensation Committee value the input of the Company’s stockholders, and the Executive Compensation Committee will consider the outcome of the vote when making future executive compensation determinations.

VOTE REQUIRED

The vote on the advisory resolution to approve the Company’s executive compensation requires the affirmative vote of a majority of the votes cast on the matter. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

54	Kimco Realty Corporation 2022 PROXY STATEMENT

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP was engaged to perform the integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2021. There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than pertaining to its engagement as independent registered public accountants for the Company in previous years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

The following table provides information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2021 and 2020:

Type of Fees	2021	2020
Audit Fees(1)	$3,091,723	$1,952,450
Audit-Related Fees(2)	$65,000	$152,550
Tax Fees	—	—
All Other Fees(3)	$900	$2,700
Total	$3,157,623	$2,107,700

(1) Audit fees include all fees for services in connection with (i) the annual integrated audit of the Company’s fiscal 2021 and 2020 financial statements and internal control over financial reporting included in its annual reports on Form 10-K, (ii) the review of the financial statements included in the Company’s quarterly reports on Form 10-Q, (iii) as applicable, the consents and other required letters issued in connection with debt and equity offerings and the filing of the Company’s shelf registration statement, current reports on Form 8-K and proxy statements during 2021 and 2020, (iv) the Merger, (v) ongoing consultations regarding accounting for new transactions and pronouncements and (vi) out of pocket expenses.

(2) Audit-related fees for the year 2021 consisted of fees billed for audit and testing procedures relating to the green bond attestation report. Audit-related fees for the year 2020 consisted of fees billed for audit and testing procedures relating to the implementation of the Company’s new operating and accounting software system during 2020.

(3)All other fees consisted of fees billed for other products and services. The fees relate to a publication subscription service and software licensing for accounting and professional standards.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PricewaterhouseCoopers LLP. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accountants.

On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accountants. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services as compared to the approved amounts. The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that such pre-approvals are reported on at a subsequent Audit Committee meeting. All services performed for 2021 and 2020 were pre-approved by the Audit Committee.

Kimco Realty Corporation 2022 PROXY STATEMENT	55

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022. PricewaterhouseCoopers LLP has been retained as the Company’s external auditor continuously since 1986. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Additionally, in conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of PricewaterhouseCoopers LLP’s new lead engagement partner. The members of the Audit Committee and the Board of Directors believe that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company.

VOTE REQUIRED

The ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2022 requires the affirmative vote of a majority of the votes cast on the matter. For purposes of this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote. Because brokers have discretionary voting authority with regard to this proposal under the rules of the NYSE, we do not expect any broker non-votes in connection with this proposal.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022.

56	Kimco Realty Corporation 2022 PROXY STATEMENT

OTHER MATTERS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During all or a portion of 2021, Messrs. Coviello, Lourenso, Moniz and Saltzman and Mses. Nicholas, Hogan Preusse and Richardson served on the Executive Compensation Committee of the Company. During 2021, no member of the Executive Compensation Committee was an officer or employee of the Company, was formerly an officer of the Company or had related person transactions with the Company that required disclosure. During 2021, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity that had one or more of its executive officers serving on the Company’s Board of Directors or its Executive Compensation Committee.

STOCKHOLDER NOMINEES FOR DIRECTOR AND OTHER STOCKHOLDER PROPOSALS

Stockholders interested in presenting a proposal for inclusion in the Proxy Statement for the 2023 Annual Meeting of stockholders may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive offices by November 16, 2022 or not less than 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. Under our current Bylaws, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders at our 2023 Annual Meeting, but not included in the Company’s proxy statement, may be made by a stockholder of record both at the time of giving notice by the stockholder and at the time of the Meeting who is entitled to vote in the election of each individual so nominated or on such other business and who delivers notice along with the additional information and materials required by our current Bylaws to our Secretary at the principal executive office of the Company not earlier than 150 days and not later than 5:00 p.m., Eastern Time on the 120th day prior to the first anniversary of the date of the proxy statement for the 2022 Annual Meeting. In order for a nomination to be considered, proponents must provide all the information required by our current Bylaws. We also may require any proposed nominee to furnish such other information as may be reasonably required to determine whether the proposed nominee is eligible to serve as a director or that could be material to a reasonable stockholder’s understanding of the nominee’s independence or lack thereof. You can obtain a copy of the full text of the current Bylaw provision noted above by writing to our Secretary at our address listed on the cover of this Proxy Statement. Our current Bylaws were included as an exhibit to our annual report on Form 10-K for the year ended December 31, 2021.

In addition to satisfying the foregoing requirements under the Company’s Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 25, 2023.

DOCUMENTS INCORPORATED BY REFERENCE

This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Reference should be made to the Company’s annual report on Form 10-K for the year ended December 31, 2021, as certain portions of such document are incorporated herein by reference. The Company’s annual report on Form 10-K for the year ended December 31, 2021 is available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of the Company at the principal executive offices of the Company. In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting shall be deemed incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or in a subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

Within the Investors section of the Company’s website located at www.kimcorealty.com, you can obtain, free of charge, a copy of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC.

OTHER BUSINESS

All shares represented by the accompanying proxy will be voted in accordance with the proxy. The Company knows of no other business which will come before the Meeting for action. However, as to any such business, the persons authorized to act as proxies will have authority to act in their discretion.

Kimco Realty Corporation 2022 PROXY STATEMENT	57

ANNEX A

Funds From Operations (“FFO”) is a supplemental non-GAAP financial measure utilized to evaluate the operating performance of real estate companies. Nareit defines FFO as net income/(loss) available to the Company’s common shareholders computed in accordance with GAAP, excluding (i) depreciation and amortization related to real estate, (ii) gains or losses from sales of certain real estate assets, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect FFO on the same basis. The Company also made an election, per the Nareit Funds From Operations White Paper-2018 Restatement, to exclude from its calculation of FFO (i) gains and losses on the sale of assets and impairments of assets incidental to its main business and (ii) mark-to-market changes in the value of its equity securities. As such, the Company does not include gains/impairments on land parcels, gains/losses (realized or unrealized) from marketable securities, allowance for credit losses on mortgage receivables or gains/impairments on preferred equity participations in Nareit defined FFO.

The Company presents FFO available to the Company’s common shareholders as it considers it an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO available to the Company’s common shareholders when reporting results. Comparison of our presentation of FFO available to the Company’s common shareholders to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the Nareit definition used by such REITs. FFO is a supplemental non-GAAP financial measure of real estate companies’ operating performances, which does not represent cash generated from operating activities in accordance with GAAP and, therefore, should not be considered an alternative for net income or cash flows from operations as a measure of liquidity.

Additionally, we present in the reconciliation below, Adjusted FFO, one of the Company-defined financial metrics used in our annual incentive program. We calculate Adjusted FFO (a non-GAAP financial measure within the meaning of the rules of the SEC) starting with the calculation of FFO as described previously and excluding the effects of certain transactional income and expenses.

RECONCILIATION OF NET INCOME AVAILABLE TO THE COMPANY’S COMMON SHAREHOLDERS TO FFO AND ADJUSTED FFO

(IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	Year Ended December 31,
	2021(3)		2020
Net income available to the Company’s common shareholders	$818,643		$975,417
Gain on sale of properties	(30,841)		(6,484)
Gain on sale of joint venture properties	(16,879)		(48)
Depreciation and amortization – real estate related	392,095		285,596
Depreciation and amortization – real estate joint ventures	51,555		40,331
Impairment charges (including real estate joint ventures)	7,145		8,397
Gain on sale of cost method investment	-		(190,832)
Profit participation from other investments, net	(8,595)		(13,665)
Gain on marketable securities, net	(505,163)		(594,753)
Provision for income taxes(1)	2,152		1,426
Noncontrolling interests(1)	(3,285)		(1,710)
FFO available to the Company’s common shareholders	$706,827		$503,675
Transactional charges, net	47,243	(4)	16,188	(5)
Adjusted FFO available to the Company’s common shareholders	$754,070		$519,863
Weighted average shares outstanding for FFO calculations:
Basic	506,248		429,950
Units	2,627		639
Dilutive effect of equity awards	2,422		1,475
Diluted(2)	511,297		432,064

FFO per common share – basic	$1.40		$1.17
FFO per common share – diluted(2)	$1.38		$1.17
Adjusted FFO per common share – diluted(2)	$1.48		$1.20

(1) Related to gains, impairments, and depreciation on properties, where applicable.

(2) Reflects the potential impact if certain units were converted to Common Stock at the beginning of the period. FFO available to the Company’s common shareholders would be increased by $1,053 and $309 for the years ended December 31, 2021 and 2020, respectively.

(3) Includes the impact of the Merger from August 3, 2021.

(4) Transactional charges consist of merger-related charges net of pension valuation adjustments associated with Weingarten Realty Investors.

(5) Transactional charges consist of severance charges related to voluntary early retirement and organizational streamlining and early extinguishment of debt charges.

58	Kimco Realty Corporation 2022 PROXY STATEMENT

ANNEX A

EBITDA (a non-GAAP financial measure within the meaning of the rules of the SEC) is calculated as net income before (i) interest, (ii) taxes, (iii) gains from sales of operating properties and change in control of interests, (iv) impairments of depreciable real estate, (v) impairments of non-consolidated entities that are in-substance real estate investments, (vi) depreciation and amortization, (vii) gains from sales of cost method investments, (viii) profit participation from other real estate investments, net, (ix) gains from marketable securities, net and (x) pension valuation adjustments. We present in the reconciliation below, Recurring EBITDA, one of the Company-defined financial metrics used in our annual incentive program. We calculate Recurring EBITDA (a non-GAAP financial measure within the meaning of the rules of the SEC) starting with the calculation of EBITDA described previously and excluding the effects of certain transactional income and expenses.

Our methods of calculating EBITDA and Recurring EBITDA may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. We believe that EBITDA and Recurring EBITDA  are important metrics in determining the success of our business as a real estate owner and operator. See the reconciliations to the applicable GAAP measure below.

In addition, we present a ratio of Look-Through Net Debt to EBITDA as of the end of a period, which is calculated using the non-GAAP measures: (1) Total debt outstanding, including the Company’s pro-rata share of joint venture debt and preferred stock reduced by the Company’s cash and cash equivalents, including the Company’s pro-rata share of joint venture cash and cash equivalents, and (2) Annualized EBITDA including pro-rata share of joint ventures, each as reconciled to the applicable GAAP measures below.

RECONCILIATION OF NET INCOME TO EBITDA AND RECURRING EBITDA

(IN THOUSANDS) (UNAUDITED)

Three Months Ended December 31, 2021
Net income	$81,949
Interest	57,479
Depreciation and amortization	133,633
Gain on sale of joint venture properties	(11,596)
Impairment charges (including real estate joint ventures)	3,932
Profit participation from other investments, net	(9,824)
Pension valuation adjustment	(2,948)
Loss on marketable securities, net	37,347
Provision for income taxes	483
Consolidated EBITDA	$290,455

Consolidated Recurring EBITDA	$290,455
Pro-rata share of interest expense - real estate joint ventures	4,690
Pro-rata share of depreciation and amortization - real estate joint ventures	15,949
Consolidated Recurring EBITDA including pro-rata share - joint ventures	$311,094

Consolidated Debt	$7,475,702
Consolidated Cash	334,663
Consolidated Net Debt	$7,141,039

Consolidated Net Debt	$7,141,039
Pro-rata Share of debt	680,052
Liquidation preference for preferred stock	489,500
Pro-rata share of cash	(47,920)
Net Debt including pro-rata share - joint ventures	$8,262,671

Annualized Recurring EBITDA including pro-rata share - joint ventures	1,244,376
Look-Through Net Debt to Recurring EBITDA	6.6x

Kimco Realty Corporation 2022 PROXY STATEMENT	59

ANNEX A

The Company considers Same Property NOI as an important operating performance measure because it is frequently used by securities analysts and investors to measure only the net operating income of properties that have been owned by the Company for the entire current and prior year reporting periods. It excludes properties under redevelopment, development and pending stabilization; properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a project’s inclusion in operating real estate. Same Property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of the Company’s properties. The Company’s method of calculating Same Property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

RECONCILIATION OF NET INCOME AVAILABLE TO THE COMPANY’S COMMON SHAREHOLDERS TO SAME PROPERTY NOI(1)

(IN THOUSANDS) (UNAUDITED)

	Year Ended December 31,
	2021	2020
Net income available to the Company’s common shareholders	$818,643	$975,417
Adjustments:
Management and other fee income	(14,883)	(13,005)
General and administrative	104,121	93,217
Impairment charges	3,597	6,624
Merger charges	50,191	-
Depreciation and amortization	395,320	288,955
Gain on sale of properties	(30,841)	(6,484)
Interest and other expense, net	184,323	190,323
Gain on marketable securities, net	(505,163)	(594,753)
Gain on sale of cost method investment	-	(190,832)
Provision for income taxes, net	3,380	978
Equity in income of other investments, net	(23,172)	(28,628)
Net income attributable to noncontrolling interests	5,637	2,044
Preferred dividends	25,416	25,416
Non same property net operating income	(206,992)	(22,605)
Non-operational expense from joint ventures, net	55,214	68,510
Same Property NOI	$864,791	$795,177

(1)	Amounts represent Kimco Realty’s pro-rata share. Amounts excluded Same Property NOI from properties acquired through the Merger.

60	Kimco Realty Corporation 2022 PROXY STATEMENT

KIMCO™ REALTY

500 NORTH BROADWAY | SUITE 201, JERICHO, NY 11753 • (516) 869-9000 • KIMCOREALTY.COM

KIMCO REALTY CORPORATION
500 NORTH BROADWAY, SUITE 201
JERICHO, NY 11753

AUTHORIZE YOUR PROXY BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 25, 2022 for shares held directly and 11:59 P.M. Eastern Time on April 21, 2022 for shares held in a plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/KIM2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 25, 2022 for shares held directly and 11:59 P.M. Eastern Time on April 21, 2022 for shares held in a plan. Have your proxy card in hand when you call and then follow the instructions.

AUTHORIZE YOUR PROXY BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D64847-P65640	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KIMCO REALTY CORPORATION

The Board of Directors recommends you vote FOR the election of all of the following nominees:

1 -	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES:		For	Against	Abstain			For	Against	Abstain

	1a.	Milton Cooper	☐	☐	☐	1e.	Henry Moniz	☐	☐	☐

	1b.	Philip E. Coviello	☐	☐	☐	1f.	Mary Hogan Preusse	☐	☐	☐

	1c.	Conor C. Flynn	☐	☐	☐	1g.	Valerie Richardson	☐	☐	☐

	1d.	Frank Lourenso	☐	☐	☐	1h.	Richard B. Saltzman	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain

2 -	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR THE ADVISORY RESOLUTION TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION (AS MORE PARTICULARLY DESCRIBED IN THE PROXY STATEMENT).							☐	☐	☐
3 -	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022 (AS MORE PARTICULARLY DESCRIBED IN THE PROXY STATEMENT).							☐	☐	☐
4 -	TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF IN THE DISCRETION OF THE PROXY HOLDER.

Please sign exactly as your name(s) appear(s) hereon and date. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give full title as such. Joint owners should each sign personally. All holders must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D64848-P65640

KIMCO REALTY CORPORATION

PROXY

This Proxy is Solicited on Behalf of the Board of Directors of
Kimco Realty Corporation

The undersigned stockholder of Kimco Realty Corporation, a Maryland corporation (the “Company”), hereby appoints Milton Cooper, Conor C. Flynn and Bruce Rubenstein, and each of them individually, as Proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes each of them to represent the undersigned with all powers possessed by the undersigned if personally present at the meeting, and cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the close of business on March 1, 2022, at the Annual Meeting of Stockholders to be held on April 26, 2022, at 10:00 a.m., Eastern Time, or any postponement(s) or adjournment(s) thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference into this Proxy, and revokes any Proxy heretofore given with respect to such meeting.

The undersigned also provides directions to T. Rowe Price Trust Company, Trustee, to vote shares of common stock of the Company, allocated to accounts of the undersigned under The Kimco Realty Corporation 401(k) Plan and that are entitled to be voted at the aforesaid Annual Meeting or any postponement(s) or adjournment(s) thereof, as specified on the reverse side of this proxy card.

The Board of Directors of the Company recommends that stockholders vote FOR the election of each of the Board of Director nominees named in the Proxy Statement, FOR the advisory resolution to approve the Company’s executive compensation and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If properly executed, but no direction is made, this Proxy will be voted FOR each nominee and FOR proposals 2 and 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

Continued and to be signed on reverse side